                                                                    EXHIBIT 10.3



                                CREDIT AGREEMENT

                                     AMONG


                               ADMINISTAFF, INC.


                           THE LENDERS PARTY HERETO,


                                      AND

                      THE FIRST NATIONAL BANK OF CHICAGO,
                                    AS AGENT





                         Dated as of  October 16, 1995

                               TABLE OF CONTENTS


ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II - THE CREDITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          2.1.    Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          2.2.    Ratable Loans; Types of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          2.3.    Minimum Amount of Each Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          2.4.    Applicable Margin   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          2.5.    Fees.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  2.5.1       Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  2.5.2.      Agent's Fee.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          2.6.    Reductions in Aggregate Commitment.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          2.7.    Principal Payments.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  2.7.1.      Optional Principal Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  2.7.2.      Payment on Termination Date.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          2.8.    Method of Selecting Types and Interest Periods for New Advances   . . . . . . . . . . . . . . . . .  12
          2.9.    Conversion and Continuation of Outstanding Advances   . . . . . . . . . . . . . . . . . . . . . . .  13
         2.10.    Changes in Interest Rate, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.11.    Rates Applicable After Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.12.    Method of Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.13.    Notes; Telephonic Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.14.    Interest Payment Dates; Interest and Fee Basis  . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.15.    Notification by Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.16.    Lending Installations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.17.    Non-Receipt of Funds by the Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.18.    Withholding Tax Exemption   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.19.    Extension of Termination Date.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE III - THE LETTER OF CREDIT SUBFACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.1.     Obligation to Issue   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.2.     Types and Amounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.3.     Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.4.     Procedure for Issuance of Facility Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . .  17
         3.5.     Reimbursement Obligations; Duties of Issuing Banks  . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.6.     Participation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.7.     Payment of Reimbursement Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.8.     Compensation for Facility Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.9.     Letter of Credit Collateral Account.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV - CHANGE IN CIRCUMSTANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          4.1.    Yield Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          4.2.    Changes in Capital Adequacy Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          4.3.    Availability of Types of Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          4.4.    Funding Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

          4.5.    Lender Statements; Survival of Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE V - CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          5.1.    Initial Advance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          5.2.    Each Advance or Issuance of a Facility Letter of Credit   . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VI - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          6.1.    Corporate Existence and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          6.2.    Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          6.3.    No Conflict; Government Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          6.4.    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          6.5.    Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          6.6.    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          6.7.    Litigation and Contingent Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          6.8.    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          6.9.    ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.10.    Accuracy of Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.11.    Regulation U  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.12.    Material Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.13.    Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.14.    Ownership of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.15.    Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.16.    Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.17.    Subordinated Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.18.    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE VII - COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          7.1.    Financial Reporting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          7.2.    Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          7.3.    Notice of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          7.4.    Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          7.5.    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          7.6.    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
          7.7.    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
          7.8.    Maintenance of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
          7.9.    Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.10.    Dividends   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.11.    Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.12.    Mergers and Consolidations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.13.    Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.14.    Sale of Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.15.    Sale and Leaseback  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.16.    Investments and Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                  7.16.1.     Investments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                  7.16.2.     Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.17.    Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.18.    Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.19.    Subordinated Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         7.20.    Financial Undertakings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.21.    Financial Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                  7.21.1.     Leverage Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                  7.21.2.     Fixed Charge Coverage Ratio.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                  7.21.3.     Tangible Net Worth. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.22.    Interim Period.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.23.    Guaranty of Holdings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE VIII - DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE IX - ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
          9.1.    Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
          9.2.    Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
          9.3.    Preservation of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE X - GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          10.1.   Survival of Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          10.2.   Governmental Regulation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          10.3.   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          10.4.   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          10.5.   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          10.6.   Several Obligations; Benefits of this Agreement   . . . . . . . . . . . . . . . . . . . . . . . . .  40
          10.7.   Expenses; Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
          10.8.   Numbers of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
          10.9.   Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.10.   Severability of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.11.   Nonliability of Lenders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.12.   Interest.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.13.   CHOICE OF LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.14.   CONSENT TO JURISDICTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.15.   WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.16.   Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE XI - THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         11.1.    Appointment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         11.2.    Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         11.3.    General Immunity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         11.4.    No Responsibility for Loans, Recitals, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.5.    Action on Instructions of Lenders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.6.    Employment of Agents and Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.7.    Reliance on Documents; Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.8.    Agent's Reimbursement and Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.9.    Rights as a Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         11.10.   Lender Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         11.11.   Successor Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE XII - SETOFF; RATABLE PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

         12.1.    Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         12.2.    Ratable Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE XIII - BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         13.1.    Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         13.2.    Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                  13.2.1.     Permitted Participants; Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                  13.2.2.     Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                  13.2.3.     Benefit of Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         13.3.    Assignments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                  13.3.1.     Permitted Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                  13.3.2.     Effect; Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         13.4.    Dissemination of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         13.5.    Tax Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE XIV - NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         14.1.    Giving Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         14.2.    Change of Address   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE XV - COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48


                                                         EXHIBITS
                                                         --------

EXHIBIT "A" - NOTE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

EXHIBIT "B-1" - FORM OF OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

EXHIBIT "B-2" - FORM OF OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

EXHIBIT "C" - COMPLIANCE CERTIFICATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

EXHIBIT "D" - ASSIGNMENT AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

EXHIBIT "E" - LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

EXHIBIT "F" - GUARANTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

EXHIBIT "G" - SUBORDINATED NOTE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

                                   SCHEDULES

SCHEDULE "1" - PERCENTAGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

SCHEDULE "2" - SUBSIDIARIES AND OTHER INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

SCHEDULE "3" - INDEBTEDNESS AND LIENS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

SCHEDULE "4" - AFFILIATE TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

SCHEDULE "5" - LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

                                CREDIT AGREEMENT

         This Agreement, dated as of October 16, 1995, is among Administaff, Inc., the Lenders and The First National Bank of Chicago, as Agent. The parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement:

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

         "Acquisition Corp." means Administaff of Texas, Inc., a Texas corporation, which is a Wholly-Owned Subsidiary of Holdings, and its successors and assigns.

         "Adjusted Earnings" means, for any period, earnings before interest expense, income taxes, rental expense and extraordinary items, all determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

         "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article XI.

         "Aggregate Available Commitment" means at any time the Aggregate Commitment minus the Facility Letter of Credit Obligations.

         "Aggregate Commitment" means $10,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

         "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

         "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.4.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

         "Alternate Base Rate Advance" means an Advance which bears interest at the Alternate Base Rate.

         "Alternate Base Rate Loan" means a Loan which bears interest at the Alternate Base Rate.

         "Applicable Margin" means, at any date of determination thereof with respect to any Eurodollar Advance, the commitment fees payable pursuant to
Section 2.5.1 and the Facility Letter of Credit Fees, the respective rates per annum for such Eurodollar Advances, commitment fees and Letter of Credit Fees calculated in accordance with the terms of Section 2.4.

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Assignment Agreement" is defined in Section 13.3.1.

         "Authorized Officer" means any of the President, the Chief Executive Officer or the Chief Financial Officer of the Borrower, acting singly.

         "Borrower" means Administaff, Inc., a Texas corporation (which, after the Merger, if any, shall change its name to Administaff of Texas, Inc.), and its successors and assigns.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Borrowing Notice" is defined in Section 2.8.

         "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Change in Control" means:

                 (i) prior to the Merger, if any, James W. Hammond, Scott C. Hensel, William E. Lange, Gerald M. McIntosh, Richard G. Rawson and Paul J. Sarvadi (collectively, the "Permitted Holders" and individually, a "Permitted Holder") shall cease to own, in the aggregate, free and clear of all Liens or other encumbrances, at least 51% of the outstanding shares of voting stock of the Borrower on a fully diluted basis;

                 (ii) after the Merger, if any, and before the Initial Public Offering, if any, (a) Holdings shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding shares of voting stock of the Borrower on a fully diluted basis or (b) any one or more of the Permitted Holders shall cease to own, in the aggregate, free and clear of all Liens or other encumbrances, at least 51% of the outstanding shares of voting stock of Holdings on a fully diluted basis; or

                 (iii) after the Initial Public Offering, if any, (a) Holdings shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding shares of voting stock of the Borrower on a fully diluted basis or (b) the acquisition by any Person (other than any Permitted Holder), or two or more Persons (other than any one or more of the Permitted Holders) acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of Holdings.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commitment" means, for each Lender, the obligation of such Lender to make Loans and participate in Facility Letters of Credit equal to its Percentage of the Aggregate Commitment.

         "Condemnation" is defined in Section 8.8.

         "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a Letter of Credit but excluding the endorsement of instruments for deposit or collection in the ordinary course of business.

         "Conversion/Continuation Notice" is defined in Section 2.9.

         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

         "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

         "Default" means an event described in Article VIII.

         "Effective Date" is defined in Section 5.1.

         "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.

         "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate of interest per annum determined by the Agent to be equal to the rate at which deposits in U.S. dollars, in the approximate amount of First Chicago's relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period, are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period.

         "Eurodollar Loan" means a Loan which bears interest at a Eurodollar
Rate.

         "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

         "Existing Subordinated Debt" means that certain $4,000,000 of 13% subordinated notes issued pursuant to that certain Securities Purchase Agreement dated as of May 13, 1994 between the Borrower and The Board of Trustees of the Texas Growth Fund, as Trustee for the Texas Growth Fund - 1991 Trust.

         "Extension Date" is defined in Section 2.19.

         "Extension Request" is defined in Section 2.19.

         "Facility Letter of Credit" means an irrevocable standby Letter of Credit issued by the Issuing Bank pursuant to Section 3.1.

         "Facility Letter of Credit Fee" is defined in Section 3.8.

         "Facility Letter of Credit Obligations" means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal
Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "Financial Undertaking" of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries,
(ii) any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person and its Subsidiaries, (iii) any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries or (iv) any Rate Hedging Agreements of such Person.

         "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

         "Fixed Charge Coverage Ratio" means a ratio of (i) Adjusted Earnings for such fiscal quarter and the three immediately preceding fiscal quarters to
(ii) the sum of interest expense and rental expense for such fiscal quarter and the three immediately preceding fiscal quarters, all determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

         "Guaranty" means a guaranty substantially in the form of Exhibit "F" hereto executed by Holdings in favor of the Agent for the benefit of the Lenders.

         "Holdings" means Administaff of Delaware, Inc., a Delaware corporation, which is owned by the Borrower (and which, after the Merger, if any, shall change its name to Administaff, Inc. and shall be the sole owner of the Borrower), and its successors and assigns.

         "Holdings Subordinated Debt" means any Indebtedness incurred after the Merger owing by the Borrower to Holdings that is evidenced by a subordinated note substantially in the form of Exhibit "G" attached hereto.

         "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade),
(iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) net liabilities under Rate Hedging Agreements, and (vii) Contingent Obligations.

         "Initial Public Offering" means, at any time after the consummation of the Merger, the issuance of Holding's common stock to the public pursuant to an offering registered under the Securities Act of 1933.

         "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two or three months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two or three months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person or the opening or maintaining of and/or investment in any deposit account by such Person in any other Person.

         "IRS Audit" means the audit by the Internal Revenue Service of the Borrower's 401(k) Plan for the 1993 plan year as further described in Schedule "5" hereto.

         "Issuance Date" is defined in Section 3.4(a).

         "Issuance Notice" is defined in Section 3.4(c).

         "Issuing Bank" means First Chicago.

         "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

         "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

         "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Letter of Credit Collateral Account" is defined in Section 3.9.

         "Letter of Credit Request" is defined in Section 3.4(a).

         "Level I Status" is defined in Section 2.4.

         "Level II Status" is defined in Section 2.4.

         "Level III Status" is defined in Section 2.4.

         "Level IV Status" is defined in Section 2.4.

         "Leverage Ratio" means, as of the end of each fiscal quarter, a ratio of (i) total liabilities less the amount of cash and cash equivalents in excess of $5,000,000 to (ii) Total Capital, all determined as at such date on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement but specifically excluding the interest of a lessor under an operating lease).

         "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

         "Loan Documents" means this Agreement, the Notes and the Facility Letters of Credit.

         "Market Segment Study Group" means the Market Segment Study Group on Employee Leasing established by the Internal Revenue Service to study matters relating to Professional Employer Organizations and further described in Schedule "5" hereto.

         "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

         "Maximum Amount" and Maximum Rate" respectively mean, for any day and for any Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable law, that Lender is permitted to contract for, charge, take, reserve or receive on its portion of the Obligations.

         "Merger" means the merger of Acquisition Corp. with and into the Borrower, with the Borrower continuing thereafter as the surviving corporation and as a Wholly-Owned Subsidiary of Holdings.

         "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

         "Net Worth" means the aggregate amount of shareholders' equity as determined from a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles.

         "Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

         "Notice of Assignment" is defined in Section 13.3.2.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the Facility Letter of Credit Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

         "Participants" is defined in Section 13.2.1.

         "Payment Date" means the last day of each March, June, September and December.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Percentage" means, for each Lender the percentage set forth opposite its name on Schedule "1" attached hereto, as such percentage (and such schedule) may be modified from time to time pursuant to the terms hereof, including but not limited to the provisions of Section 13.3.2.

         "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Purchasers" is defined in Section 13.3.1.

         "Rate Hedging Agreements" means (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

         "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Rate Hedging Agreements.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

         "Required Lenders" means Lenders whose Commitments, in the aggregate, are equal to at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the sum of (i) the aggregate unpaid principal amount of the outstanding Advances plus (ii) the Facility Letter of Credit Obligations.

         "Reserve Requirement" means, with respect to any Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Status" means, at any date of determination thereof, whichever of Level I Status, Level II Status, Level III Status or Level IV Status exists at such date.

         "Subordinated Indebtedness" means the Existing Subordinated Debt, the Holdings Subordinated Debt, if any, and any other Indebtedness of the Borrower or any of its Subsidiaries the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

         "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

         "Tangible Net Worth" means Net Worth plus Existing Subordinated Debt and Holdings Subordinated Debt minus Intangible Assets. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining Net Worth) of (i) all write-ups (other than write-ups resulting from foreign currency translations) subsequent to December 31, 1994 in the book value of any asset owned by the Borrower or a consolidated Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

         "Termination Date" means October 15, 1997, as the same may be extended pursuant to Section 2.19, or such earlier date on which the Agreement is terminated by the parties hereto

         "Total Capital" means, as of any date of determination, the sum of Net Worth plus the outstanding principal amount of all Indebtedness (other than Advances under this Agreement), all determined as at such date on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

         "Transferee" is defined in Section 13.4.

         "Type" means, with respect to any Advance, its nature as an Alternate Base Rate Advance or Eurodollar Advance.


         "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, limited liability company, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II

                                  THE CREDITS

          2.1. Commitment. From and including the date of this Agreement and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding (after giving effect to the intended use of proceeds of any Advance used to pay any outstanding Reimbursement Obligations) the amount equal to such Lender's Percentage of the Aggregate Available Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Termination Date. The Commitments to lend hereunder shall expire on the Termination Date.

          2.2. Ratable Loans; Types of Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Advances may be Alternate Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

          2.3. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $100,000 (and in multiples of $50,000 if in excess thereof), and each Alternate Base Rate Advance shall be in the minimum amount of $50,000 (and in multiples of $50,000 if in excess thereof), provided, however, that any Alternate Base Rate Advance may be in the amount of the unused Aggregate Available Commitment.

          2.4. Applicable Margin. The Applicable Margin set forth below with respect to each Eurodollar Advance and for commitment fees and Facility Letter of Credit Fees payable hereunder, shall be subject to adjustment (upwards or downwards, as appropriate) based on the Borrower's Status as at the end of each fiscal quarter in accordance with the table set forth below. The Borrower's Status as at the last day of each fiscal quarter shall be determined from the then most recent annual or quarterly financial statements of the Borrower, in either case, delivered with the compliance certificate required pursuant to
Section 7.1(iii) (collectively, the "Financials"). The adjustment, if any, to the Applicable Margin shall take place on, and be effective from and after, the second day following the date on which the Agent has received the Financials. In the event that the Borrower shall at any time fail to furnish to the Lenders the Financials within the time limitations specified by Section 7.1, then the Borrower's Status shall be Level IV Status from the date of such failure until two days after such Financials are so delivered. Notwithstanding anything to the contrary contained herein, the Borrower's Status as of the Effective Date shall be Level III Status, which shall be adjusted, if required, on the second day after the Agent receives the Financials for the quarter ending September 30, 1995 and each quarter thereafter.


====================================================================================================
         APPLICABLE MARGIN              LEVEL I         LEVEL II         LEVEL III        LEVEL IV
                                         STATUS          STATUS           STATUS           STATUS
----------------------------------------------------------------------------------------------------
          Eurodollar Rate                 .75%            1.00%            1.50%            2.00%

   Facility Letter of Credit Fee          .75%            1.00%            1.50%            2.00%

           Commitment Fee                 .25%            .30%             .375%            .50%
====================================================================================================

For purposes of this Agreement, the Borrower's Status will be determined based on the following definitions:

         "Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the Financials, the Leverage Ratio is less than or equal to 0.50 to 1.0.

         "Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the Financials, (i) the requirements necessary to achieve Level I Status shall not have been satisfied and (ii) the Leverage Ratio is less than or equal to 1.20 to 1.0.

         "Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the Financials, (i) the requirements necessary to achieve either Level I Status or Level II Status shall not have been satisfied and (ii) the Leverage Ratio is less than or equal to 2.60 to 1.0.

         "Level IV Status" exists at any date if the requirements necessary to achieve Level I Status, Level II or Level III Status shall not have been satisfied.

          2.5. Fees. In addition to the Facility Letter of Credit Fees and issuance fees identified in Section 3.8, the Borrower agrees to pay the following fees:

                 2.5.1 Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee, at a rate per annum equal to the rate indicated as the Applicable Margin for the commitment fee, on the daily unused portion of such Lender's Commitment from the date hereof to and including the Termination Date, payable on each Payment Date hereafter and on the Termination Date. For purposes of calculating utilization, the Aggregate Commitment shall be deemed used to the extent of the principal amount of the Advances then outstanding plus the amount of the Facility Letter of Credit Obligations.

                 2.5.2. Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement dated June 6, 1995, as amended from time to time in a writing executed by the Borrower and the Agent.

         2.6. Reductions in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $250,000, upon at least ten Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

           2.7.  Principal Payments.

                 2.7.1. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Alternate Base Rate Advances, or, in a minimum aggregate amount of $50,000, any portion of the outstanding Alternate Base Rate Advances, in each case upon at least two Business Days' prior notice to the Agent. A Eurodollar Advance may not be paid prior to the last day of the applicable Interest Period.

                 2.7.2. Payment on Termination Date. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Termination Date.

         2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Alternate Base Rate Advance, and at least three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

      (i) the Borrowing Date, which shall be a Business Day, of such Advance,

     (ii)   the aggregate amount of such Advance,

    (iii)   the Type of Advance selected, and

     (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIV. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

          2.9.   Conversion and Continuation of Outstanding Advances.
Alternate Base Rate Advances shall continue as Alternate Base Rate Advances unless and until such Alternate Base Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into an Alternate Base Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.3, the Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Alternate Base Rate Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

      (i) the requested date which shall be a Business Day, of such conversion or continuation;

     (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

    (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

         2.10. Changes in Interest Rate, etc. Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into an Alternate Base Rate Advance pursuant to Section
2.9 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Termination Date.

         2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that
(i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate plus 2% per annum.

         2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIV, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized, upon notice to the Borrower, to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

         2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith and in the exercise of its reasonable judgment believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders in accordance with any such telephonic notice, the records of the Agent and the Lenders shall govern absent manifest error.

         2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest on Eurodollar Advances and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year; interest on Alternate Base Rate Advances shall be calculated for actual days elapsed on the basis of a 365, or when applicable 366, day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.15. Notification by Agent. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, Letter of Credit Request, Issuance Notice and repayment notice (required pursuant to Section 2.7.1) received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

         2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

         2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or its share of the unreimbursed amount pursuant to Section 3.6(b) or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

         2.18. Withholding Tax Exemption. Upon the execution hereof (or upon the execution of any Assignment Agreement for any Lender not an original signatory to this Agreement), each Lender that is not organized under the laws of the United States of America, or a state thereof, or which books its Loans at a Lending Installation which is not organized under the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each
Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. If any Lender is required under this Section 2.18 to provide a form described above and fails to deliver such form to the Borrower and the Agent (other than as a result of any change in treaty, law or regulation which renders all such forms inapplicable or which prevents such Lender from duly completing and delivering any such form with respect to it), then to the extent required by law, the Borrower shall be entitled to deduct or withhold taxes from the payments owed to such Lender and the Borrower shall not be obligated to make any payment to such Lender under Section 4.1 or otherwise with respect to the amount so deducted or withheld.

         2.19. Extension of Termination Date. The Borrower may request up to two one year extensions of the Termination Date by submitting a request for an extension to the Agent (an "Extension Request") no more than 60 days prior to any anniversary of the date of this Agreement. The Extension Request must specify the date (which must be at least 30 days after the Extension Request is delivered to the Agent) as of which the Lenders must respond to the Extension Request (the "Extension Date"). Promptly upon receipt of an Extension Request, the Agent shall notify each Lender of the contents thereof and shall request each Lender to approve the Extension Request. Each Lender approving the Extension Request shall deliver its written consent no later than the Extension Date. Any consent delivered by a Lender to the Agent prior to the Extension Date may be revoked prior to the Extension Date by the Lender giving written notice of such revocation to the Agent before the Extension Date. If the consent of each of the Lenders is received by the Agent and remains in effect on the Extension Date, the Termination Date shall automatically be deemed to have been extended by one year and the Agent shall promptly notify the Borrower and each Lender of the new Termination Date.

                                  ARTICLE III

                        THE LETTER OF CREDIT SUBFACILITY

         3.1. Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower through such of the Issuing Bank's branches as it and the Borrower may jointly agree, one or more Facility Letters of Credit in accordance with this Article III, from time to time during the period, commencing on the Effective Date and ending on the Business Day prior to the Termination Date.

         3.2. Types and Amounts. The issuance of a Facility Letter of Credit shall be subject to the following conditions:

                 (a) the aggregate maximum amount then available for drawing under Letters of Credit issued by the Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed any limit imposed by law or regulation upon the Issuing Bank;

                 (b) after giving effect thereto, the sum of (a) the aggregate unpaid principal balance of the Advances plus (b) the Facility Letter of Credit Obligations do not exceed the Aggregate Commitment as then in effect;

                 (c) it does not have an expiration date after the Termination Date;

                 (d)      it does not have an expiration date more than twelve
(12) months after the date of its issuance or extension; or

                 (e) the Facility Letter of Credit Obligations, after giving effect to any Facility Letter of Credit requested hereunder, do not exceed $5,000,000.

         3.3. Conditions. In addition to being subject to the satisfaction of the conditions contained in Section 5.2, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

                 (a) the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

                 (b) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and

                 (c) the Issuing Bank and the Borrower having agreed on the issuance fee referred to in Section 3.8(b).

         3.4.    Procedure for Issuance of Facility Letters of Credit.

                 (a) The Borrower shall give the Issuing Bank and the Agent prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a "Letter of Credit Request"), which written notice must be received no later than 10:00 a.m. (Chicago time) on a day which is at least two (2) Business Days prior to the date of issuance thereof (except that, in lieu of such written notice, the Borrower may give the Issuing Bank and the Agent telephonic notice of such request if confirmed in writing by delivering to the Issuing Bank and the Agent (i) immediately (A) a facsimile of the written notice required hereunder which has been signed by an Authorized Officer or (B) a telex containing all information required to be contained in such written notice and (ii) promptly thereafter (but in no event later than the requested date of issuance), the written notice required hereunder containing the original signature of an Authorized Officer). Each Letter of Credit Request shall be irrevocable and shall specify:

         (1) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $100,000);

         (2) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the "Issuance Date");

         (3) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the earlier of the Termination Date and a date which is twelve (12) months after the Issuance Date);

         (4) the purpose for which such Facility Letter of Credit is to be issued; and

         (5) the Person for whose benefit the requested Facility Letter of Credit is to be issued.

At the time any such Letter of Credit Request is made, the Borrower shall also provide the Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit it is requesting be issued.

                 (b) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Section 5.2 hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Issuing Bank's usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from a Lender, which complies with the provisions of Section 3.6(a) or (iii) written or telephonic notice from the Agent stating that the issuance of such Facility Letter of Credit would violate Section 3.2.

                 (c) The Issuing Bank shall give the Agent and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the "Issuance Notice").

                 (d) The Issuing Bank shall not extend or amend any Facility Letter of Credit or allow any Facility Letter of Credit to be automatically extended unless the requirements of this Agreement are met as though a new Facility Letter of Credit was being requested and issued.

         3.5.    Reimbursement Obligations; Duties of Issuing Banks.

                 (a) (i)  The Issuing Bank shall promptly notify the
Borrower and the Agent of any draw under a Facility Letter of Credit and the Borrower shall reimburse the Issuing Bank in accordance with Section 3.7; and
(ii) any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant drawings under the pertinent Facility Letter of Credit until payment in full is received by the Issuing Bank at (A) the Alternate Base Rate until the next succeeding Business Day and (B) the Default interest rate for Alternate Base Rate Advances calculated in accordance with Section 2.11 for each day thereafter.

                 (b) Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender or, assuming that the Issuing Bank has complied with the procedures specified in
Section 3.4, all conditions to the issuance of a Facility Letter of Credit have been satisfied and such Lender has not given a notice contemplated by Section 3.6(a) that continues in full force and effect, relieve that Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face, with the requirements of such Letter of Credit.

         3.6.    Participation.

                 (a) Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in
Section 3.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to its Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Letter of Credit issued by the Issuing Bank shall not be deemed to be a Facility Letter of Credit for purposes of this Section 3.6 if the Issuing Bank shall have received written notice from any Lender on or before the Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions to the issuance of a Facility Letter of Credit is not then satisfied, and, in the event the Issuing Bank receives such a notice, it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or it receives a notice from the Agent that such condition has been effectively waived in accordance with the provisions of this Agreement.

                 (b) In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 3.7 hereof, the Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender, of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuing Bank the amount of such Lender's Percentage of the unreimbursed amount of such payment, and the Agent shall promptly pay such amount to the Issuing Bank. The failure of any Lender to make available to the Agent for the account of the Issuing Bank its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of the Issuing Bank its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.

                 (c) Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to the Agent and the Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender's Percentage thereof.

                 (d) Upon the request of the Agent or any Lender, the Issuing Bank shall furnish to the Agent or Lender copies of any Facility Letter of Credit to which that Issuing Bank is party and such other documentation as may reasonably be requested by the Agent or Lender.

                 (e) The obligations of a Lender to make payments to the Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

         3.7.    Payment of Reimbursement Obligations.

                 (a) The Borrower agrees to pay to the Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit immediately when due (and in any event shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by it no later than the next succeeding Business Day after the payment by that Issuing Bank), irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have at any time against the Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

                 (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                 (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

                 (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

                 (v)      the occurrence of any Default or Unmatured Default.

                 (b) In the event any payment by the Borrower or any Subsidiary received by the Issuing Bank with respect to a Facility Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Issuing Bank, contribute such Lender's Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

         3.8.    Compensation for Facility Letters of Credit.

                 (a) The Borrower shall pay to the Agent, for the ratable account of the Lenders, based upon the Lenders' respective Percentages, a fee (the "Facility Letter of Credit Fee") with respect to each Facility Letter of Credit, in an amount equal to the product of the average daily undrawn amount of such Facility Letter of Credit times the percentage indicated as the Applicable Margin for the Facility Letter of Credit Fee, for the period from the Issuance Date thereof to but including the final expiration date thereof. The Facility Letter of Credit Fee shall be due and payable in arrears on each Payment Date and, to the extent any such fees are then due and unpaid, on the Termination Date. The Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Lenders in accordance with their Percentages thereof.

                 (b) The Issuing Bank shall have the right to receive solely for its own account such amounts as it and the Borrower may agree, in writing, to pay to the Issuing Bank with respect to issuance fees for any Facility Letter of Credit. In addition, the Issuing Bank shall be entitled to receive its reasonable out-of-pocket costs of issuing and servicing Facility Letters of Credit.

          3.9. Letter of Credit Collateral Account. The Borrower hereby agrees that at the request of the Agent following an acceleration of the Obligations pursuant to Section 9.1 it will, until the Termination Date, maintain a special collateral account (the "Letter of Credit Collateral Account") at the Agent's office at the address specified pursuant to Article XIV, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 9.1. In addition to the foregoing, the Borrower hereby grants to the Agent, for the benefit of the Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account.

                                   ARTICLE IV

                            CHANGE IN CIRCUMSTANCES

          4.1. Yield Protection. If, on or after the date hereof, the adoption of any applicable law, rule, regulation, policy, or directive, or any change in any applicable law, rule, regulation, policy or directive or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or compliance by any Lender therewith,

         (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans, its interest in the Facility Letters of Credit or other amounts due it hereunder, or

         (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

         (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding, issuing, participating in or maintaining the Loans or the Facility Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with the Loans or the Facility Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of the Loans held, Facility Letters of Credit issued or participated in or interest received by it, by an amount deemed material by such Lender, then, within 30 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, its interest in the Facility Letters of Credit and its Commitment; provided, however, that notwithstanding the foregoing, the Borrower shall only be obligated to compensate such Lender for any such amount arising or accruing during (1) any time or period commencing not more than 90 days prior to the date on which such Lender notifies the Borrower that it proposes to demand such compensation and identifies to the Borrower the law, rule, regulation, policy, directive or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such law, rule, regulation, policy, directive or other basis, such Lender did not know that such amount would arise or accrue.

          4.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 30 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its interest in the Facility Letters of Credit or its obligation to make Loans, participate in or issue Facility Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy); provided, however, that notwithstanding the foregoing, the Borrower shall only be obligated to compensate such Lender for any such amount arising or accruing during (1) any time or period commencing not more than 90 days prior to the date on which such Lender notifies the Borrower that it proposes to demand such compensation and identifies to the Borrower the Change upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application in respect of such Change, such Lender did not know that such amount would arise or accrue. "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

          4.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the Eurodollar Rate does not accurately reflect the cost of making or maintaining a Eurodollar Advance, then the Agent shall so notify the Borrower and shall suspend (until such time as the circumstances giving rise to such suspension shall no longer exist) the availability of Eurodollar Advances and require any Eurodollar Advances to be repaid.

         4.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise (but excluding any prepayment required to be made pursuant to Section 4.3(ii)), or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance; provided, however, that notwithstanding the foregoing, the Borrower shall only be obligated to compensate such Lender for any such amount arising or accruing during any time or period commencing not more than 60 days prior to the date on which the Lender notifies the Borrower that payment of such amount is owing to it by the Borrower.

         4.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of Eurodollar Advances under Section 4.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 4.1, 4.2 or 4.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 4.1, 4.2 and
4.4 shall survive payment of the Obligations and termination of this Agreement.

         4.6.    Substitution of Lenders.   If, in respect of any Lender,
circumstances arise which would or would upon the giving of notice result in
(i) an increase in the liability of a Borrower to such Lender under Section 4.1 or 4.2, or (ii) the unavailability of Eurodollar Advances under Section 4.3, and such Lender has been unable to take, or has not taken, steps to mitigate the effect of the circumstances in question, such Lender shall be obliged, at the request of the Borrower, pursuant to an Assignment Agreement, to sell its Note and assign all its rights and obligations hereunder to another Person nominated by the Borrower and willing to purchase such Note, assume the Commitment of such Lender and participate in the facility in place of such Lender; provided that such Person satisfies all of the requirements of this Agreement, including, but not limited to, providing the forms required by
Section 2.18.  Upon such purchase and assumption by such substituted Person,
(a) such Person shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and (b) the transferor Lender shall be released with respect to the Loans and Commitment so assigned. Notwithstanding any such assignment, unless otherwise agreed to by the transferor Lender, the obligations of the Borrower under Sections 4.1, 4.2 and 4.3 shall survive any such assignment and be enforceable by such transferor Lender.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

         5.1. Initial Advance. The Lenders shall not be required to make the initial Advance and, if the initial Advance shall not have been made, the Issuing Bank shall not be obligated to issue any Facility Letter of Credit hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders the following items (and the date upon which all such items shall have been so furnished is referred to as the "Effective Date"):

     (i) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified as of a recent date by the appropriate governmental officer in its jurisdiction of incorporation.

     (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents, which resolutions (i) were in place on or before the date of this Agreement or (ii) ratify the execution of the Loan Documents previously signed.

   (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents (as of the dates any such documents were signed) and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

     (iv) A bring down certificate, signed by the chief financial officer of the Borrower, stating that on the Effective Date the representations and warranties contained in Article VI are true and correct and no Default or Unmatured Default has occurred and is continuing.

     (v) A written opinion of Andrews & Kurth L.L.P., special counsel to the Borrower in substantially the form of Exhibit "B-1" hereto and of William Lange, General Counsel of the Borrower in substantially the form of Exhibit "B-2" hereto, each dated as of the Effective Date.

     (vi)        Notes payable to the order of each of the Lenders.

    (vii) Written money transfer instructions, in substantially the form of Exhibit "E" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

   (viii) Payment of all fees described in Section 2.5, which are required to be paid on the date this Agreement is executed.

     (ix) The insurance certificate described in Section 6.18, which certificate shall be in form and substance satisfactory to the Agent.

      (x) Such other documents as any Lender or its counsel may have reasonably requested.

          5.2. Each Advance or Issuance of a Facility Letter of Credit. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances) and the Issuing Bank shall not be obligated to issue any Facility Letter of Credit, unless on the applicable Borrowing Date or Issuance Date:

     (i)         There exists no Default or Unmatured Default.

     (ii) The representations and warranties contained in Article VI are true and correct as of such Borrowing Date or Issuance Date except to the extent any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty (to the extent it relates to such earlier date) shall be true and correct on and as of such earlier date (other than the representation and warranty made under Section 6.4, which shall be deemed to refer to the most recent annual audited financial statements furnished to the Lenders pursuant to Section 7.1(i) hereof).

         Each Borrowing Notice with respect to each such Advance and each Letter of Credit Request with respect to each Facility Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(i) and (ii) have been satisfied. Any Lender or Issuing Bank may require a duly completed compliance certificate in substantially the form of Exhibit "C" hereto as a condition to making an Advance or issuing a Facility Letter of Credit.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lenders that:

          6.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

          6.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by all necessary corporate action, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

          6.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, (ii) the Borrower's or any Subsidiary's articles of incorporation or by-laws or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, other than, in the case of the foregoing clause (iii), any such violations or defaults that, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any Subsidiary, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

          6.4. Financial Statements. The December 31, l994 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

          6.5. Material Adverse Change. Since December 31, 1994, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

          6.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1991. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

          6.7. Litigation and Contingent Obligations. Except as set forth in Schedule "5" hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which, if determined adversely, could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.4.

          6.8. Subsidiaries. Schedule "2" hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

          6.9. ERISA. There are no Unfunded Liabilities for any Single Employer Plans which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans which could reasonably be expected to have a Material Adverse Effect. Each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Single Employer Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Single Employer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan. To the knowledge of the Borrower, each Multiemployer Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Multiemployer Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Multiemployer Plan.

         6.10. Accuracy of Information. The information, exhibits and reports furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, taken as a whole and in light of the circumstances under which they are made, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made.

         6.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

         6.12. Material Agreements. Except as set forth on Schedule "5" hereto, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, which default, in either case, could reasonably be expected to have a Material Adverse Effect.

         6.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

         6.14. Ownership of Properties. Except as set forth on Schedule "3" hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 7.17, to all of the Property and assets reflected in the financial statements as owned by it.

         6.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         6.16. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         6.17. Subordinated Indebtedness. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

         6.18. Insurance. The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate.

                                  ARTICLE VII

                                   COVENANTS

         During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

          7.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lenders:

         (i) Within 120 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows. Any management letter prepared by said accountants in connection with the foregoing annual audit report shall be furnished to the Lenders within five days after it is received by the Borrower.

         (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

         (iii) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "C" hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

         (iv) As soon as possible and in any event within 10 Business Days thereafter, notice of the establishment of any Single Employer Plan; thereafter, within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

         (v) As soon as possible and in any event within 10 Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

         (vi) As soon as possible and in any event within 10 Business Days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         (vii) As soon as available, but in any event within 30 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

         (viii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

         (ix) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

         (x) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

          7.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes, and to repay outstanding Advances. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

           7.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

          7.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

          7.5. Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

          7.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on such of their Property and in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried; provided, however, that the foregoing shall not prohibit the Borrower or any of its Subsidiaries from maintaining self-insurance to the extent consistent with sound business practices.

          7.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except
(i) those which are being contested in good faith and by appropriate proceedings or (ii) where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

          7.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing shall prohibit the Borrower or any of its Subsidiaries from discontinuing the maintenance, preservation, protection or operation of any of its Property if such discontinuance, as determined by Borrower or any such Subsidiary in the exercise of its good faith business judgment, is desirable in the conduct of the business of the Borrower and its Subsidiaries taken as a whole and such discontinuance could not reasonably be expected to have a Material Adverse Effect.

          7.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lenders, at the Lenders' sole expense so long as no Default shall exist at such time, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each

Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate upon at least five Business Days' prior written notice.

         7.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that
(i) any Subsidiary may declare and pay cash dividends to the Borrower or to a Wholly-Owned Subsidiary and (ii) so long as prior to and after giving effect thereto no Default or Unmatured Default shall exist, the Borrower may declare or pay cash and other dividends on its capital stock or redeem, repurchase or otherwise acquire or retire any of its capital stock.

         7.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (i)    The Loans.

         (ii) Indebtedness existing on the date hereof and described in Schedule "3" hereto.

        (iii)    Rate Hedging Obligations related to the Loans.

         (iv) Indebtedness arising in connection with the IRS Audit or the Market Segment Study Group.

          (v)    Subordinated Indebtedness.

         (vi) Indebtedness secured by real property; provided that such Indebtedness does not exceed eighty five percent (85%) of the fair market value of such real property on the date such Indebtedness was incurred.

        (vii) The Facility Letters of Credit and until November 2, 1995, the Borrower's existing Letter of Credit dated February 6, 1995 in the amount of $3,000,000.

       (viii) Additional Indebtedness not to exceed, in the aggregate, for the Borrower and its Subsidiaries at any one time outstanding, $500,000.

         (ix)    Any refinancings, extensions or renewals of any of the
                 foregoing.
                                       .
         7.12. Mergers and Consolidations. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (i) a Subsidiary may merge with and into the Borrower or a Wholly-Owned Subsidiary; (ii) the Borrower or any Subsidiary may merge or consolidate with any Person in a transaction constituting an Acquisition so long as (a) such Acquisition is permitted by Section 7.16.2 and (b) in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving corporation; (iii) any Subsidiary may merge or consolidate with or into another Person in a transaction constituting a disposition of assets by the Borrower so long as such disposition is permitted by Section 7.13; and (iv) the Merger may be consummated, so long as the

Borrower (a) has delivered to the Lenders, on or prior to the consummation of the Merger, a copy of the executed merger agreement related thereto and (b) delivers to the Lenders, promptly after consummation of the Merger a balance sheet of Acquisition Corp. (which reflects that such entity was formed to facilitate the Merger and has not conducted any other business) and a certificate of merger from the Secretary of State of Texas, together with certified copies of the amendments to the Borrower's and Holdings' articles of incorporation showing their respective name changes.

         7.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) sales of inventory in the ordinary course of business,
(ii) sales or other dispositions permitted by Section 7.8, (iii) sales or other dispositions permitted by Section 7.14, (iv) the sale or other disposition of Property which is replaced with Property of equal or greater value which is similar or which is operated for the same or substantially similar purpose and
(v) additional leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than sales or other dispositions pursuant to the foregoing clauses (i), (iii) and (iv)) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

         7.14. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except that the Borrower or any Subsidiary may, in the ordinary course of business, reduce or otherwise compromise or settle accounts receivable.

         7.15. Sale and Leaseback. The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property.

         7.16.   Investments and Acquisitions.

                 7.16.1. Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

         (i) Short-term obligations of, or fully guaranteed by, the United States of America.

         (ii) Commercial paper rated A-l or better by Standard and Poor's Ratings Group or P-l or better by Moody's Investors Service, Inc.

         (iii) Demand deposit accounts maintained in the ordinary course of business.

         (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

         (v) Investments in (a) commercial paper rated A-2 by Standard and Poor's Ratings Group or P-2 by Moody's Investors Service,
                 Inc., (b) Eurodollar time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000 and/or (c) municipal bonds rated MG-1 or MG-2 by Moody's Investors Service, Inc.; provided, however, that after giving effect to any such Investment, the aggregate cost of all Investments made pursuant to this Section 7.16.1(v) does not at any time exceed 50% of the Borrower's then available cash on hand.

         (vi) Loans to the Borrower's executive officers; provided, however, that the aggregate amount of such loans shall not exceed $1,500,000.

         (vii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule "2" hereto.

         (viii)  The creation of any new Wholly-Owned Subsidiary.

         (ix) For the Borrower only: any Investment consisting of (A) the acquisition of stock or other equity interests which constitutes an Acquisition permitted pursuant to the terms of
                 Section 7.16.2; (B) the creation of any new Subsidiary to act as the purchaser in an Acquisition permitted pursuant to the terms of Section 7.16.2; and (C) an Investment in a Subsidiary for the purpose of facilitating an Acquisition permitted pursuant to the terms of Section 7.16.2, provided, however, that the aggregate amount of Investments made pursuant to this clause (C) since the Effective Date is less than $1,000,000.

                 7.16.2. Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make any Acquisition of any Person, except for an Acquisition: (i) for which the board of directors of the Person being acquired has approved the terms of the Acquisition, (ii) for which the Borrower has first provided the Lenders with (a) financial information with respect to the entity to be acquired (including historical financial statements, pro-forma statements after giving effect to the Acquisition and projections) and (b) to the extent available, a detailed description of the entity to be acquired, its products, markets served and customer concentrations and (iii) which, after giving effect thereto, on a pro-forma basis (as shown in the statements referred to above), would allow the Borrower to maintain a ratio of (a) total Indebtedness to (b) earnings before interest expense, income taxes, depreciation expense and amortization expense, all for the prior 12 month period which does not exceed 3.0 to 1.0.

         7.17. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

         (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

         (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

         (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

          (iv) Utility easements, building and zoning restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

           (v) Liens existing on the date hereof and described in Schedule "3" hereto.

          (vi) Liens incurred in connection with purchase money financing of equipment in the ordinary course of business.

         (vii) Liens on real property which relate to Indebtedness permitted pursuant to Section 7.11(vi).

        (viii)   Liens created by this Agreement or any other  Loan Document.

          (ix) Liens incurred in the ordinary course of business to secure obligations on surety, bid or performance bonds or other obligations of a like general nature.

           (x) Liens in favor of issuers of appeal or supersedeas bonds (including, without limitation, surety bonds and letter of credit and other instruments serving a similar purpose arising in connection with judicial or similar proceeding) securing amounts not in excess of, in the aggregate for the Borrower and its Subsidiaries at any one time outstanding, $5,000,000.

          (xi) Rights of lessees or sublessees under leases or subleases of property, whether real, personal or mixed, to other Persons to the extent such leases or subleases are permitted by the terms of this Agreement.

         (xii) Statutory and common law rights of setoff and rights of setoff under general depository agreements and under reimbursement agreements executed in connection with Letters of Credit issued for the account of the Borrower or any Subsidiary (to the extent such Letters of Credit are permitted pursuant to the terms of this Agreement) with respect to financial institution depository accounts maintained by the Borrower or any of its Subsidiaries in the ordinary course of business.

        (xiii) Any attachment or other judgment Lien provided that the judgments and awards secured thereby do not exceed, in the aggregate for all such Liens, $200,000.

         7.18. Affiliates. Except as set forth on Schedule "4" hereto, the Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

         7.19. Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness, except that the Borrower may at any time prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire
(i) the Existing Subordinated Debt and (ii) the Holdings Subordinated Debt; provided that, in each such case, prior to and after giving effect thereto no Default or Unmatured Default shall exist.

         7.20. Financial Undertakings. The Borrower will not, and will not permit any Subsidiary to, enter into or remain liable upon any Financial Undertaking, except Rate Hedging Obligations not to exceed a notional amount of $10,000,000.

         7.21. Financial Covenants. The Borrower shall maintain, for itself and its Subsidiaries on a consolidated basis, each of the following financial covenants, each calculated in accordance with Agreement Accounting Principles.

                 7.21.1. Leverage Ratio. The Borrower shall maintain, on a consolidated basis, as of the end of each fiscal quarter a Leverage Ratio not exceeding 3.00 to 1.0.

                 7.21.2.  Fixed Charge Coverage Ratio.    The Borrower shall
         maintain, on a consolidated basis, (i) as of the end of each of the fiscal quarters ending September 30, 1995 and December 31, 1995, a Fixed Charge Coverage Ratio not less than 2.25 to 1.0 and (ii) as of the end of each fiscal quarter thereafter, a Fixed Charge Coverage Ratio not less than 3.00 to 1.0.

                 7.21.3. Tangible Net Worth. The Borrower shall maintain, on a consolidated basis, at all times a Tangible Net Worth that is greater than or equal to the sum of (i) $7,750,000 plus (ii) 50% of the Borrower's quarterly Net Income, if positive, for each fiscal quarter ending after the Effective Date.

         7.22. Interim Period. During the period after the Merger and prior to the Initial Public Offering, Holdings shall own as its sole asset (other than cash and cash equivalents) the stock of the Borrower and shall conduct no business other than such preparations or actions as shall be necessary or appropriate (i) in anticipation of and to effect the Initial Public Offering and (ii) as the sole shareholder of the Borrower.

         7.23. Guaranty of Holdings. Promptly after the Merger (or on the Effective Date if it has not yet occurred), Holdings shall deliver to the Agent, on behalf of the Lenders, the Guaranty, together with:

         (a) Copies of the articles of incorporation of Holdings, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

         (b) Copies, certified by the Secretary or Assistant Secretary of Holdings, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Guaranty;

         (c) An incumbency certificate, executed by the Secretary or Assistant Secretary of Holdings, which shall identify by name and title and bear the signature of the officers of Holdings authorized to sign the Guaranty, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by Holdings; and

         (d) A written opinion of Holdings' counsel, addressed to the Lenders in form and substance reasonably satisfactory to the Agent.

                                  ARTICLE VIII

                                    DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:

          8.1. Any representation or warranty made or, pursuant to Section 5.2, deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Facility Letters of Credit, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

          8.2. Nonpayment of principal of any Note when due, nonpayment of any Reimbursement Obligation when due, or nonpayment of interest upon any Note or of any fee or other obligations under any of the Loan Documents within five days after the same becomes due.

          8.3. The breach by the Borrower of any of the terms or provisions of Section 7.2, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.20,
7.21, 7.22 or 7.23.

          8.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 8.1, 8.2 or 8.3) of any of the terms or provisions of this Agreement which is not remedied within thirty days after the earlier of (i) written notice from the Agent or any Lender or (ii) the date the Borrower obtains knowledge of such breach.

          8.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness in excess of $100,000 when due, which failure continues beyond any applicable grace period; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Indebtedness in excess of $100,000 was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness in excess of $100,000 of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

          8.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property,

(iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 8.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.7 prior to the last day on which the filing of a response thereto is required to be made under applicable law.

          8.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any part of its Property which constitutes a Substantial Portion, or a proceeding described in Section 8.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

          8.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which Condemnation, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, could reasonably be expected to have a Material Adverse Effect.

          8.9. The Borrower or any of its Subsidiaries shall fail to pay, bond or otherwise discharge any final judgment or award for the payment of money in excess of $50,000, which is not stayed on appeal or which is otherwise not contested in good faith, within 30 days after the entry thereof.

         8.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $1,000,000; or any Reportable Event shall occur in connection with any Plan that could reasonably be expected to have a Material Adverse Effect.

         8.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan which withdrawal liability could reasonably be expected to have a Material Adverse Effect.

         8.12. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs and such increase could reasonably be expected to have a Material Adverse Effect.

         8.13. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, if adversely determined against the Borrower or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

         8.14.   Any Change in Control shall occur.

         8.15. At any time prior to an Initial Public Offering, twenty-five percent (25%) or more of the value of any class of equity interests in the Borrower shall be held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3-101(f).

         8.16. The Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or Holdings shall fail to comply with any of the terms or provisions of the Guaranty, or Holdings denies that it has any further liability under the Guaranty, or gives notice to such effect.

                                   ARTICLE IX

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

          9.1. Acceleration. If any Default described in Section 8.6 or 8.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and of the Issuing Bank to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition to the foregoing following any acceleration of the Obligations as set forth above, so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Agent the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds shall be invested by the Agent from time to time in its discretion in certificates of deposit of First Chicago having a maturity not exceeding thirty days. Such funds shall be promptly applied by the Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

          9.2. Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly or indirectly affected thereby:

         (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

         (ii) Reduce the percentage specified in the definition of Required Lenders.

         (iii) Extend the Termination Date, or reduce the amount or extend the payment date for the mandatory payments required under
                 Section 2.7.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

         (iv)    Amend this Section 9.2 or Section 3.2, 3.4(b), 3.6(a), 8.6 or
                 8.7.

         (v) Increase the maximum drawable amount or extend the expiration date of any outstanding Facility Letter of Credit (other than in accordance with Article III) or reduce the principal amount of or extend the time of payment of any Reimbursement Obligation or fee associated with any Facility Letter of Credit.

         (vi) Release any guarantor of any Obligations or, release all or substantially all of the collateral, if any, securing the Obligations.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement.

          9.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Facility Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or Facility Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

                                   ARTICLE X

                               GENERAL PROVISIONS

          10.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and the issuance of the Facility Letters of Credit herein contemplated.

          10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

          10.3. Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

          10.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

          10.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

          10.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

          10.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and reasonable time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and reasonable time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or the use or intended use of any Facility Letter of Credit hereunder or the issuance or performance under or the participation in any Facility Letter of Credit, except to the extent that any of the same arises or results from the gross negligence or willful misconduct of any Lender or the Agent.
The obligations of the Borrower under this Section shall survive the termination of this Agreement.

          10.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

          10.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

         10.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         10.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

         10.12. Interest. It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require or permit the payment, charging, taking, reserving, or receiving of any sums constituting interest under applicable laws which exceed the maximum nonusurious amount permitted by such laws. If any such excess interest is contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment hereof or otherwise relating hereto, or in any communication by Agent or the Lenders or any other person to the Borrower or any other person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes shall exceed the maximum nonusurious amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) any such excess shall be deemed an accidental and bona fide error and canceled automatically to the extent of such excess, and shall not be collected or collectible, (iii) any such excess which is or has been paid or received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes, or, if no principal balance is then outstanding, refunded to the applicable Borrower, and (iv) the effective rate of interest shall be automatically reduced to the maximum nonusurious rate allowed under applicable laws as construed by courts having jurisdiction thereof or hereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved, or received in connection with the Notes or this Agreement which are made for the purpose of determining whether such rate exceeds the maximum nonusurious rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

         10.13. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

         10.14. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY

OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

         10.15. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         10.16. Confidentiality. The Agent and each Lender hereby agree to treat as confidential all "Confidential Information" (hereinafter defined), except that the Agent and each Lender may disclose Confidential Information (i) to other Lenders, (ii) to Affiliates of the Lenders and to the directors, officers and employees of the Agent, the Lenders and their respective Affiliates, in each case to the extent required in the course of their respective duties, (iii) to legal counsel, accountants, and other professional advisors to the Agent, a Lender or a Transferee to the extent required in the course of their respective duties, (iv) to regulatory officials having jurisdiction over a Lender or its Affiliate in connection with any regular or special audit or investigation, (v) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which the Agent or that Lender is a party, and (vii) as permitted by Section 13.4; provided, however, that the Agent and each Lender shall use its best efforts to ensure that any Confidential Information disclosed pursuant to the foregoing clauses (ii),
(iii) and (vii) shall only be disclosed after such Person(s) shall have been informed that the information should be treated in a confidential manner. For purposes hereof, "Confidential Information" shall mean information with respect to the Borrower which is non-public, confidential or proprietary in nature which the Agent or any Lender may receive from, or on behalf of, the Borrower or any Subsidiary pursuant to this Agreement or any of the other Loan Documents, except such information which was publicly known at or prior to the time such information is provided to the Agent and/or any such Lender, as the case may be, or which subsequent thereto becomes publicly known through no act or omission by the Agent or any Lender or any Person acting on their behalf.

                                   ARTICLE XI

                                   THE AGENT

         11.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this
Article XI. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

         11.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

         11.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

         11.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered to the Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

         11.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         11.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

         11.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel reasonably selected by the Agent, which counsel may be employees of the Agent.

         11.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

         11.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

         11.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         11.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Lenders, a successor Agent reasonably acceptable to the Borrower. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be either a Lender hereunder or a commercial bank organized under the laws of the United States or any state thereof having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article XI shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

                                  ARTICLE XII

                            SETOFF; RATABLE PAYMENTS

         12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations then due and payable to such Lender.

         12.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its share of any Advance or Reimbursement Obligation (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of that Advance or Reimbursement Obligation held by the other Lenders so that after such purchase each Lender will hold its ratable proportion that Advance or Reimbursement Obligation. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                  ARTICLE XIII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

         13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

         13.2.   Participations.

                 13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any interest in Facility Letters of Credit, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                 13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Facility Letter of Credit or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Facility Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Facility Letter of Credit or Commitment, releases any guarantor of any such Loan or Facility Letter of Credit or releases any substantial portion of collateral, if any, securing any such Loan or Facility Letter of Credit.

                 13.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
         Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

         13.3.   Assignments.

                 13.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or similar lending institutions ("Purchasers") all or any part of its rights and obligations under the Loan Documents pursuant to an assignment agreement substantially in the form of Exhibit "D" hereto or in such other form as may be agreed to by the parties thereto (the "Assignment Agreement"). The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld or delayed.

                 13.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Annex "I" to Exhibit "D" hereto (a "Notice of Assignment"), together with any consents required by Section 13.3.1, and (ii) payment of a $2,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Facility Letters of Credit and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the Percentage of the Aggregate Commitment, Facility Letters of Credit and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their
         Commitment, as adjusted pursuant to such assignment.   In addition,
         within a reasonable time after the effective date of any assignment, the Agent shall, and is hereby authorized and directed to, revise Schedule "1" reflecting the revised Percentages of each of the Lenders and shall distribute such revised Schedule "1" to each of the Lenders and the Borrower and such revised Schedule "1" shall replace the old Schedule "1" and become part of this Agreement.

         13.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.16.

         13.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.

                                  ARTICLE XIV

                                    NOTICES

         14.1. Giving Notice. Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties.
Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

         14.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                   ARTICLE XV

                                  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

         IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                   ADMINISTAFF, INC.

                                   By:____________________________________

                                   Print Name:____________________________

                                   Title:_________________________________
                                          19001 Crescent Springs Drive
                                          Kingwood, Texas  77339-3802
                                          Phone:  (713) 359-9425
                                          Fax:  (713) 359-0377

                                   Attention:  Richard G. Rawson,
                                               Chief Financial Officer

                                   THE FIRST NATIONAL BANK OF CHICAGO,
                                   Individually and as Agent

                                   By:____________________________________

                                   Print Name:____________________________

                                   Title:_________________________________
                                          One First National Plaza
                                          Mail Suite 0088
                                                  Chicago, Illinois  60670
                                          Phone:  (312) 732-6066
                                          Fax:  (312) 732-5161

                                   Attention:  Jeanette Ganousis, Vice President

                                  EXHIBIT "A"

                                      NOTE


$________________                                             October 16, 1995


         Administaff, Inc., a Texas corporation (the "Borrower"), promises to pay to the order of ________________________________ (the "Lender") the lesser of the principal sum of __________________ Dollars or the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to
Article II of the Credit Agreement (as the same may be amended or modified, the "Agreement") hereinafter referred to, in immediately available funds at the main office of The First National Bank of Chicago in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Termination Date.

         The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

         This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of October 16, 1995 among the Borrower, The First National Bank of Chicago, individually and as Agent, and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.


                                        ADMINISTAFF, INC.

                                        By:____________________________________

                                        Print Name:____________________________

                                        Title:_________________________________

                  SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                       TO
                           NOTE OF ADMINISTAFF, INC.,
                             DATED OCTOBER 16, 1995


                                                              Maturity
          Principal                 Maturity                  Principal
          Amount of                of Interest                 Amount                Unpaid
Date         Loan                   Period                      Paid                 Balance
----      ----------              -----------               ------------             -------

                                 EXHIBIT "B-1"

                                FORM OF OPINION

                                                         _________________, 1995

To:  The First National Bank of Chicago, as Agent
     And the Lenders Identified in Schedule 1
     Attached Hereto

     Re:  Credit Agreement dated as of October 16, 1995 among
          Administaff, Inc., a Texas corporation, the Lenders Party Thereto and The First National Bank of Chicago, as Agent

Ladies and Gentlemen:

         Reference is made to the Credit Agreement (the "Credit Agreement") dated as of October 16, 1995 among Administaff, Inc., a Texas corporation (the "Borrower"), the Lenders party thereto and The First National Bank of Chicago, as Agent, which Credit Agreement provides, among other things, for Advances in an aggregate principal amount not to exceed US$10,000,000 at any one time outstanding. Capitalized terms used herein and not defined herein, if any, shall have the meanings specified in the Credit Agreement.

         We have acted as special counsel to the Borrower in connection with the execution and delivery of the Credit Agreement and the "Note" (hereinafter defined). This opinion is being delivered to you pursuant to Section 5.1(v) of the Credit Agreement.

         For purposes of this opinion, we have examined:

         (a)     the Credit Agreement;

         (b) that certain Note (the "Note"), dated October 16, 1995 in the face amount of $10,000,000, executed by the Borrower and payable to The First National Bank of Chicago.

         (c) originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates (collectively, the "Certificates") of officers of the Borrower, public officials and others as we have deemed necessary or appropriate to enable us to render this opinion.

and have conducted such examination of law as we have deemed necessary or appropriate to enable us to render this opinion. (The documents referred to in the foregoing clauses (a)-(b) shall be hereinafter collectively referred to as the "Credit Documents.")

         In rendering our opinions set forth herein, we have assumed (i) the genuineness of all signatures and of all documents submitted to us as originals, (ii) that all copies submitted to us conform to the authentic originals thereof, (iii) the legal capacity of all natural persons, (iv) that each party to the Credit Documents (other than the Borrower) (w) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (x) has full power, authority and legal right (corporate and other) to execute, deliver and perform its respective obligations under the Credit Documents and any other documents executed and delivered by it in connection with the transactions contemplated by the Credit Agreement, (y) has duly authorized by all requisite action, the execution, delivery and performance of each of the Credit Documents and such other documents to which it is a party, and (z) pursuant to such authority, has duly executed and delivered the Credit Documents and such other documents by its duly authorized officer, representative or agent and (v) that each of said documents (including, without limitation, the Credit Documents) is valid, binding and enforceable against each party thereto (other than the Borrower).

         In rendering our opinion, we have relied on (but have not independently verified) the accuracy and completeness of (i) the representations and warranties of the Borrower and Holdings contained in the Credit Documents and (ii) the Certificates.

         Based on and subject to the foregoing, and further subject to the other assumptions, qualifications and limitations hereinafter set forth, it is our opinion that:

         1. Each of the Borrower, [Specify Subsidiaries] is a corporation and is validly existing and in good standing under the laws of its state of incorporation. Borrower is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions of the United States listed in Schedule 2 hereto, which jurisdictions, the Borrower has advised us, are the only jurisdictions of the United States wherein Borrower owns or leases any property or conducts any business and where the failure so to so qualify could reasonably be expected to have a Material Adverse Effect.

         2. The execution, delivery and performance by Borrower of each of the Credit Documents have been duly authorized by all necessary corporate action on the part of Borrower and do not (i) breach Borrwer's articles of incorporation or bylaws or (ii) violate those laws of the State of Texas or federal law which, based upon our experience, are applicable to transactions of the character provided for in the Credit Agreement.

         3. Each of the Credit Documents is the legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms.

         4. No material consent, approval or authorization of, or declaration or filing with, any Texas State or United States of America federal governmental authority is required to be obtained for the execution, delivery, and performance by the Borrower of the Credit Documents.

         5. The courts of the State of Texas and a Federal court sitting in the State of Texas and applying the laws of the State of Texas in respect of
Section 10.14 of the Credit Agreement, in a properly argued and presented case, should give effect to the choice of Illinois law set forth therein.

         Our opinions set forth hereinabove are qualified as follows:

         (a) The opinions set forth in paragraph no. 1 above are based solely on our review of certificates as of a recent date by public officials of the applicable jurisdictions.

         (b) Our opinion set forth in paragraph no. 3 above is limited by each of the following:

                 (i) applicable bankruptcy, reorganization, fraudulent conveyance, rearrangement, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally as at the time in effect;

                 (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and

                 (iii) the availability of equitable remedies' (regardless of whether considered in a proceeding at equity or at law), including, without limitation, specific enforcement and injunctive relief, being subject to the discretion of the court before which any proceedings therefor may be brought.

Further in regard to clause (ii) immediately above, we call to your attention that we express no opinion as to the enforceability of the Credit Documents in the event the Agent or any of the Lenders fail to act in good faith and in a commercially reasonable manner. Further, the interpretation and enforceability of the Credit Documents or any provisions thereof are also subject to the course of dealings between the parties and the applicable usage of trade. In this regard and without limiting the generality of the foregoing, you are advised that pursuant to Section 1.205 of the Texas Business and Commerce Code (the "Texas UCC") terms of an agreement covered thereby are to be interpreted in consideration of commercial practices and other surrounding circumstances, including a course of dealing between parties and usage of trade.

         Further, for purposes of rendering our opinion set forth in paragraph no. 3 hereinabove, we have assumed that Texas law is the same as Illinois law with respect to all matters affecting such opinion.

         (c) In rendering our opinion set forth in paragraph no. 5 hereinabove, we are relying solely upon or reading of Section 35.51 of the Texas UCC. In this regard, we call your attention to the fact that said
Section 35.51 of the Texas UCC is new, and that we are not aware of any interpretive case rulings in regard thereto. Further, for purposes of rendering such opinion, we have assumed that The First National Bank of Chicago has its place of business (or if such party has more than one place of business, its chief executive office or an office from which it conducted a substantial part of the negotiations relating to the transaction contemplated by the Credit Agreement), in the State of Illinois and that the Borrower is, and during the term of the Credit Agreement will continue to be, required to deliver payment of the Obligations in the State of Illinois and have relied on such assumption.

         Further in regard to our opinion set forth in paragraph no. 5 hereinabove, we express no opinion with respect to choice of law in any action, suit or proceeding in any forum other than the courts of the State of Texas or the courts of the United States sitting in Texas.

         (d) We express no opinion herein as to usury and matters affecting usury.

         (e) We express no opinion herein as to Section 13.2.3 of the Credit Agreement or any similar provisions of any other of the Credit Documents which purport to establish privity of contract.

         (f) We express no opinion as to certain provisions of the Credit Documents (including, without limitation Section 3.7 of the Credit Agreement), to the extent such provisions purport to impose liability on the Credit
Parties, and to relieve the Agent and the Lenders from liability, in respect of payments made, or the failure to make payments, under the Facility Letters of Credit in violation or otherwise in conflict with the applicable provisions of the Texas UCC. In this regard, you are advised that Section 5.109 of the Texas UCC requires the issuer of a letter of credit to examine documents with care so as to ascertain that on their face they appear to comply with the terms of a letter of credit, and Section 5.114 of the Texas UCC requires that an issuer honor a draft which complies with the terms of the relevant letter of credit.

         (g) We express no opinion herein with respect to any environmental laws or regulation or any other environmental matters.

         (h) We express no opinion herein with respect to the enforceability of provisions of the Credit Documents which (i) purport to restrict access to legal or equitable remedies or which relate to submission to jurisdiction or venue of courts (including, without limitation, waivers of forum non conveniens), (ii) any waivers of remedies, defenses, trial by jury or other benefits bestowed by law or rights to notice, (iii) purport to establish evidentiary standards for suits or proceedings to enforce any of the Credit Documents or otherwise such as, for example, Sections 2.13 and 4.5 of the Credit Agreement or which constitute consent judgments, (iv) relate to severability, subrogation rights (or the waiver thereof), liquidated damages, penalties, set-offs, whether or not in respect of obligations which have not matured (or the waiver thereof), marshaling of assets, rights of third parties, or ratifications of future acts, (v) relate to indemnification or exculpation provisions, (vi) purport to limit the liability of any Person or which relate to the delay or omission of enforcement of rights or remedies, (vii) purport to preserve and maintain the validity of any obligation arising under any of the Credit Documents despite such obligations' being unenforceable, invalid or avoidable such as, for example, Section 3.7(a)(1) of the Credit Agreement,
(viii) contain any agreement to agree, (ix) purport to irrevocably appoint attorneys-in-fact or other agents, (x) purport to require that all amendments and waivers be in writing, (xi) purport to confer subject matter jurisdiction in respect of bringing suit, enforcement of judgments or otherwise on any court, or (xii) purport to require payments to be made without set-off, deduction or counterclaim.

         The opinions expressed herein are as of the date hereof only, and we assume no obligation, and expressly disclaim any obligation, to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or become effective. This opinion is limited to (i) the laws of the State of Texas and
(ii) to the extent applicable, the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction. Without limiting the generality of the foregoing, we are not authorized to practice law in Illinois, have made no examination of Illinois law and express no opinion in respect of the laws of Illinois or any matter governed by such laws. In this regard, we note that the Credit Documents provide that they are to be governed by the laws of the State of Illinois. This opinion is furnished as of its date solely for the addressees hereof, the other Lenders, if any, from time to time party to the Credit Agreement and any Participants pursuant to Section 13.2.1 of the Credit Agreement and may not be relied upon by any other Person, or by the Agent, such Lenders, or such Participants in any other context without our express prior written consent. Neither may this opinion be quoted or in any way published or provided to any Person, in whole or in part, without our express prior written consent. This opinion is limited to the matters expressed herein, and no opinions are intended to be implied, or may be inferred, beyond those expressly stated herein.

                                        Very truly yours,

                                 EXHIBIT "B-2"

                                FORM OF OPINION

                          Administaff, Inc. Letterhead

                                October __, 1995



To:  The First National Bank of Chicago, as Agent
     And the Lenders Identified in Schedule 1
     Attached Hereto

     Re:  Credit Agreement dated as of October 16, 1995 among
          Administaff, Inc., a Texas corporation, the Lenders Party Thereto and The First National Bank of Chicago, as Agent

Ladies and Gentlemen:

         Reference is made to the Credit Agreement (the "Credit Agreement") dated as of October 16, 1995 among Administaff, Inc., a Texas corporation (the "Borrower"), the Lenders party thereto and The First National Bank of Chicago, as Agent, which Credit Agreement provides, among other things, for Advances in an aggregate principal amount not to exceed US$10,000,000 at any one time outstanding. Capitalized terms used herein and not defined herein, if any, shall have the meanings specified int he Credit Agreement.

         I am the [Vice President and General Counsel] of the Borrower and am rendering this opinion to you in such capacity and pursuant to Section 5.1(v) of the Credit Agreement.

         For purposes of this opinion, I have reviewed:

         (a)     the Credit Agreement;

         (b) that certain Note (the "Note"), dated October 16, 1995 in the original face amount of $10,000,000 and each executed by the Borrower payable to the order of The First National Bank of Chicago; and

         (c) originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates (collectively, the "Certificates") of officers of the Borrower, public officials and others as I have deemed necessary or appropriate to enable us to render this opinion and have conducted such examination of law as I have deemed necessary or appropriate to enable me to render this opinion. (The documents referred to in the foregoing clauses (a)-(b) shall be hereinafter collectively referred to as the "Credit Documents.")

         In rendering my opinions set forth herein, I have assumed (i) the genuineness of all signatures and of all documents submitted to me as originals, (ii) that all copies submitted to me conform to the authentic originals thereof and (iii) the authenticity of the originals of such latter documents and have relied on, but have not independently verified, the accuracy and completeness of the information contained in the documents examined by me.

         Based on and subject to the foregoing, and further subject to the other assumptions, qualifications and limitations hereinafter set forth, it is my opinion that:

         1. The execution, delivery and performance by the Borrower of each of the Credit Documents (i) do not violate any order, writ, judgment, injunction decree or award binding on it or an of its Subsidiaries and or any indenture, instrument or agreement binding upon it or any of its Subsidiaries,
(ii) will not result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon it or any of its Subsidiaries, which violations or defaults or imposition of Liens, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (iii) will not require any consent of the Borrower's shareholders.

         2. The Credit Documents have been duly executed and delivered by the Borrower.

         3. Except as set forth in Schedule I hereto, there is no litigation or proceeding pending against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         The opinions expressed herein are as of the date hereof only, and I assume no obligation, and expressly disclaim any obligation, to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to my attention or any change in law that may hereafter occur or become
effective.   This opinion is limited to the laws of the State of Texas and to the extent applicable, the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction. Without limiting the generality of the foregoing, I am not authorized to practice law in Illinois, have made no examination of Illinois law and express no opinion in respect of the laws of Illinois or any matter governed by such laws. In this regard, I note that the Credit Documents provide that they are to be governed by the laws of the State of Illinois. This opinion is furnished as of its date solely for the addressees hereof, the other Lenders, if any, from time to time party to the Credit Agreement and any Participants pursuant to Section 13.2.1 of the Credit Agreement and may not be relied upon by any other Person or by the Agent, such Lenders or such Participants in any other context without my express prior written consent. Neither may this opinion be quoted or in any way published or provided to any Person, in whole or in part, without my express prior written consent. This opinion is limited to the matters expressed herein, and no opinions are intended to be implied, or may be inferred, beyond those expressly stated herein.

                                        Sincerely,

                                  EXHIBIT "C"

                             COMPLIANCE CERTIFICATE


To:      The Lenders parties to the
         Credit Agreement Described Below

         This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of October 16, 1995 (as amended, modified, renewed or extended from time to time, the "Agreement") among the Borrower, the lenders party thereto and The First National Bank of Chicago, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

         THE UNDERSIGNED HEREBY CERTIFIES THAT:

         1.  I am the duly elected ____________________ of the Borrower;

         2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

         3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

         4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

         Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

   _______________________________________________________________________
   _______________________________________________________________________
   _______________________________________________________________________
   _______________________________________________________________________

         The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of ______________, 19_ _.


                                              __________________________________

                                    [SAMPLE]

                      SCHEDULE I TO COMPLIANCE CERTIFICATE

              Schedule of Compliance as of                   with
                      Provisions of ______ and ________ of
                                 the Agreement

7.22     Financial Covenants

7.22.1   Leverage Ratio1

         Total Liabilities
                                                                                     -------------------------
         Minus:  cash and cash equivalents in excess of $5,000,000
                                                                                     -------------------------
         (a)     Sum
                                                                                     -------------------------

         Outstanding Indebtedness
                                                                                     -------------------------
         Minus:  Outstandings under this Agreement
                                                                                     -------------------------
         Plus:  Net Worth
                                                                                     -------------------------
         (b)     Total Capital
                                                                                     -------------------------
         Leverage Ratio (a) divided by (b)
                                                                                                --------------
         Maximum Leverage Ratio                                                                         3.00:1.0
                                                                                                ----------------
7.22.2   Fixed Coverage Ratio

         Computed based upon current quarter and prior three quarters results

         Net income
                                                                                     -------------------------
         Plus:
         Income taxes
                                                                                     -------------------------
         Interest expense
                                                                                     -------------------------
         Extraordinary items
                                                                                     -------------------------
         Rental expense
                                                                                     -------------------------
         (a)     Adjusted Earnings
                                                                                     -------------------------

         Interest expense
                                                                                     -------------------------
         Plus:   Rental expense
                                                                                     -------------------------
         (b)     Sum
                                                                                     -------------------------

         Fixed Charge Coverage Ratio (a) divided by (b)
                                                                                              ---------------
         Minimum Fixed Charge Coverage Ratio                                          [2.25]  [3.00]:1.0
                                                                                              ---------------

 ____________________

  (1)Also used to determine the Applicable Margin

7.22.3   Tangible Net Worth

         Net Worth
                                                                                     -------------------------
         Plus:   Existing Subordinated Debt and Holdings
                 Subordinated Debt
                                                                                     -------------------------
         Minus:  Intangible Assets
                                                                                     -------------------------
         (a)     Tangible Net Worth
                                                                                     -------------------------

         Base                                                                            $7,750,000
                                                                                     -------------------------
         Plus:   50% of quarterly net income, if positive, from the quarter ending September 30, 1995 through the current quarter
                                                                                     -------------------------
         (b)     Minimum Tangible Net Worth
                                                                                     -------------------------

         Excess (deficient) Tangible Net Worth (a) minus (b)
                                                                                     -------------------------

                                  EXHIBIT "D"

                              ASSIGNMENT AGREEMENT

         This Assignment Agreement (this "Assignment Agreement") between __________________________ (the "Assignor") and _________________ (the
"Assignee") is dated as of _________________, 19__. The parties hereto agree as follows:

         1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of
Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

         2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in
Item 3 of Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans and participation interests in Facility Letters of Credit, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

         3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in
Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Annex "I" attached hereto has been delivered to the Agent; provided, however that in no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section 13.3.1 of the Credit Agreement. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

         4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Alternate Base Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Eurodollar Loan made by the

Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Eurodollar Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a),
(b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Eurodollar Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Eurodollar Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Eurodollar Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Eurodollar Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Eurodollar Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Eurodollar Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Eurodollar Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Eurodollar Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to Eurodollar Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Alternate Base Rate Loans or fees, or the Payment Date, in the case of Eurodollar Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

*Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

         5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or fees for the period prior to the Effective Date or, in the case of Eurodollar Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ___ of 1% less than the interest rate paid by the Borrower or if the fee was ___ of 1% less than the fee paid by the Borrower, as applicable. In addition, the Assignee agrees to pay ___% of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement.

         6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the

Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor,
(ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or the Facility Letters of Credit or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Facility Letters of Credit or the other Loan Documents.

         7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1 and (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].*

*to be inserted if the Assignee or its Lending Installation through which it is booking the Loans is not organized under the laws of the United States, or a state thereof.

         8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

         9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 13.3.1 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under [Sections 4, 5 and 8] hereof.

         10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

         11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

         12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

         13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

         IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                                        [NAME OF ASSIGNOR]

                                        By:    ________________________________
                                        Title: ________________________________
                                               ________________________________
                                               ________________________________


                                        [NAME OF ASSIGNEE]

                                        By:    ________________________________
                                        Title: ________________________________

                                               ________________________________
                                               ________________________________

                                   SCHEDULE 1
                            to Assignment Agreement

1.       Description and Date of Credit Agreement:

2.       Date of Assignment Agreement:  _____________, 19__

3.       Amounts (As of Date of Item 2 above):

                                                            Facility
                                                            --------
         a.      Total of Commitments
                 (Loans)* under
                 Credit Agreement                           $
                                                             --------

         b.      Assignee's Percentage
                 of the Facility purchased
                 under the Assignment
                 Agreement**                                        %
                                                            --------

         c.      Amount of Assigned Share in
                 the Facility purchased under
                 the Assignment
                 Agreement                                  $
                                                             --------

4.       Assignee's aggregate (Loan
         Amount)*  Commitment amount
          purchased hereunder:                              $
                                                             ---------

5.       Proposed Effective Date:
                                                                    ---------

Accepted and Agreed:

[NAME OF ASSIGNOR]                                                   [NAME OF ASSIGNEE]
By:                                                                  By:
    ----------------------------                                         ------------------------------
Title:                                                               Title:
      --------------------------                                            ---------------------------


 * If a Commitment has been terminated, insert outstanding Loans and Facility Letter of Credit Obligations in place of Commitment
**       Percentage taken to 10 decimal places

                Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

         Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

                                   ANNEX "I"
                            to Assignment Agreement

                                     NOTICE
                                 OF ASSIGNMENT


                                        ____________________, 19__


To:            ADMINISTAFF, INC.
               ______________________________
               ______________________________

               [NAME OF AGENT]
               ______________________________
               ______________________________


From:          [NAME OF ASSIGNOR] (the "Assignor")

               [NAME OF ASSIGNEE] (the "Assignee")


               1. We refer to that Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule 1 to the Assignment Agreement, a copy of which is attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

               2. This Notice of Assignment (this "Notice") is given and delivered to the Borrower and the Agent pursuant to Section 13.3.2 of the Credit Agreement.

               3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of _____, 199_ (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of
Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in
Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections 13.3.1 and 13.3.2 of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

               4. The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of
Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent
agreed to by the Assignor and the Assignee.   At the request of the Agent, the
Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

               5. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $2,500 required by Section
13.3.2 of the Credit Agreement.

               6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

               7. The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

               8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

               9. The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR                          NAME OF ASSIGNEE

By:                                       By:
   --------------------------------           ---------------------------------

Title:                                    Title:
       ----------------------------              ------------------------------


ACKNOWLEDGED [AND CONSENTED TO]           ACKNOWLEDGED [AND CONSENTED TO]
 BY [NAME OF AGENT]                       BY [NAME OF BORROWER]

By:                                       By:
    -------------------------------           ---------------------------------

Title:                                    Title:
       ----------------------------              ------------------------------


                 [Attach photocopy of Schedule 1 to Assignment]

                                  EXHIBIT "E"
                 LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

The First National Bank of Chicago,
 as Agent (the "Agent") under the Credit Agreement
 Described Below.

Re: Credit Agreement, dated October 16, 1995 (as the same may be amended or modified, the "Credit Agreement"), among Administaff, Inc. (the "Borrower"), the Agent, and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

         The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 14.1 of the Credit Agreement or based on any telephonic notice made in accordance with
Section 2.13 of the Credit Agreement.

Facility Identification
Number(s)_______________________________________________________________________
___________

Customer/Account
Name____________________________________________________________________________
__________________

Transfer Funds
To______________________________________________________________________________
____________________

________________________________________________________________________________
___________

______________________________________________________________________________
___________

For Account
No._____________________________________________________________________________
_______________________

Reference/Attention
To______________________________________________________________________________
_______________

Authorized Officer (Customer Representative)           Date___________________

____________________________________                   _______________________
(Please Print)                                             Signature

Bank Officer Name                                      Date __________________

____________________________________                   _______________________
(Please Print)                                             Signature


   (Deliver Completed Form to Credit Support Staff For Immediate Processing)

                                  EXHIBIT "F"

                                    GUARANTY

         The undersigned hereby requests the Lenders, under and as defined in that certain Credit Agreement, dated as of October 16, 1995 (as amended or modified and in effect from time to time, the "Credit Agreement"), by and among such Lenders, The First National Bank of Chicago, as agent for the Lenders (the "Agent") and Administaff, Inc., a Texas corporation (the "Borrower"), through any of their branches, offices, subsidiaries or affiliates as permitted by the Credit Agreement, to extend credit or to permit credit to remain outstanding to the Borrower under and pursuant to the Credit Agreement, and, in consideration of any credit so granted or continued, the undersigned hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liability of every kind, nature and character, direct or indirect, absolute or contingent (including all renewals, extensions and modifications thereof and all reasonable attorneys' fees incurred by the Agent and the Lenders in connection with the collection or enforcement thereof), of the Borrower to the Agent and the Lenders under the Credit Agreement howsoever and whensoever created, arising, evidenced or acquired (the "Guaranteed Debt").

         The undersigned waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Debt or any part thereof. The undersigned further waives presentment, protest, notice, demand or action on delinquency in respect of the Guaranteed Debt or any part thereof, including any right to require the Lenders to sue the Borrower, any other guarantor or any other person obligated with respect to the Guaranteed Debt or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Debt or any part thereof. The undersigned hereby agrees that, if at any time any payment of any portion of the Guaranteed Debt is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the undersigned's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and whether or not the Agent or any of the Lenders are in possession of this Guaranty.

         This Guaranty shall continue in effect until receipt by the Agent and the Lenders of written notice of its termination and, notwithstanding such receipt, thereafter as to Guaranteed Debt incurred, arising or committed for prior to receipt by the Agent and the Lenders of such notice of termination, including any extensions, modifications, renewals or indulgences with respect to, or substitutions for, such Guaranteed Debt or any part thereof.

         The validity and enforceability of this Guaranty shall not be impaired or affected by any of the following, whether occurring before or after receipt by the Agent and the Lenders of notice of termination of this Guaranty: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Debt or any part thereof or any agreement relating thereto at any time; (b) any change in the interest rate payable on, or fees, commissions or other amounts payable with respect to, the Guaranteed Debt; (c) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Debt or any part thereof or any agreement relating thereto, or any collateral, if any, securing the Guaranteed Debt or any part thereof; (d) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Debt or any part thereof or any agreement relating thereto or with respect to any collateral, if any, securing the Guaranteed Debt or any part thereof; (e) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, if any, securing the Guaranteed Debt or any part thereof, any other guaranties with respect to the Guaranteed Debt or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Debt or any part thereof; (f) the enforceability or validity of the Guaranteed Debt or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral, if any, securing the Guaranteed Debt or any part thereof; (g) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Debt, any part thereof or amounts which are not covered by this Guaranty even though the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Debt or to amounts which are not covered by this Guaranty; (h) any change of ownership of the Borrower or the insolvency, bankruptcy or any other change in the legal status of the Borrower (or the retirement or death of any partner or the introduction of any other partner); (i) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Debt; (j) the failure of the Borrower or the undersigned to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Debt or this Guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Debt or this Guaranty; or (k) the existence of any claim, setoff or other rights which the undersigned may have at any time against the Borrower in connection herewith or with any unrelated transaction, all whether or not the undersigned shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this paragraph. It is agreed that the undersigned's liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Debt or any part thereof and that the undersigned's liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations.

         The undersigned hereby represents and warrants to the Agent and the Lenders that: (a) the undersigned is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which the undersigned is organized and has the power and authority and legal right to execute and deliver this Guaranty and to perform the undersigned's obligations hereunder;
(b) the execution and delivery by the undersigned of this Guaranty and the performance of the undersigned's obligations hereunder have been duly authorized by all required action, and this Guaranty constitutes the legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally; (c) neither the execution and delivery of this Guaranty nor the performance of the obligations of the undersigned hereunder will violate (i) any law, decree, regulation, order or judgment binding on the undersigned, (ii) the charter documents or by-laws of the undersigned, or (iii) the provisions of any indenture, instrument or agreement to which the undersigned is a party or is subject, other than, in the case of clause (iii) any such violations or defaults that, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (d) all consents, approvals and authorizations and all filing requirements necessary for the execution, delivery and performance of this Guaranty by the undersigned have been obtained or complied with in full.

         Credit under the Credit Agreement may be granted or continued from time to time by the Lenders to the Borrower without notice to or authorization from the undersigned regardless of the Borrower's financial or other condition at the time of any such grant or continuation. Neither the Agent nor any of the Lenders shall have any obligation to disclose or discuss with the undersigned its assessment of the financial condition of the Borrower.

         Until the Guaranteed Debt is paid in full, the undersigned shall not exercise any right of subrogation with respect to payments made by the undersigned pursuant to this Guaranty. The undersigned waives any benefit of the collateral, if any, which may from time to time secure the Guaranteed Debt or any part thereof and authorizes the Lenders to take any action or exercise any remedy with respect thereto, which the Lenders in their sole discretion shall determine, without notice to the undersigned.

         The undersigned agrees that all payments under this Guaranty shall be made in the same currency and manner as provided for in the Credit Agreement. The undersigned shall pay all sums due under this Guaranty free and clear of and without deduction for, or on account of, any set-off or counterclaim or any and all present or future taxes, levies, imposts, charges, fees, deductions or withholdings. If any sums payable hereunder shall be or become subject to any such deduction or withholding, the amount of such payments shall be increased so that the net amount received by the Lenders shall equal the amount which, but for such deduction or withholding, would have been received by the Lenders hereunder.

         Without limiting the rights of the Lenders under applicable law, the undersigned authorizes each Lender to apply or offset any sums standing to the credit of the undersigned with any office, branch, subsidiary or affiliate of any such Lender to the payment when due of any amount owing by the undersigned under this Guaranty.

         No provision of this Guaranty may be amended, supplemented or modified, or any of the terms and provisions hereof waived, except by a written instrument executed by the Agent, on behalf of the Lenders, and the undersigned. No failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         The undersigned shall pay all reasonable costs, fees and expenses (including reasonable attorneys' fees) incurred by the Agent and the Lenders in collecting or enforcing the undersigned's obligations under this Guaranty.

         The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the undersigned hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the undersigned's liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the undersigned, the Agent or the Lenders, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

         This Guaranty shall (i) bind the undersigned and the heirs, personal representatives, successors and assigns of the undersigned, (ii) inure to the benefit of the Agent, the Lenders, and their respective successors and assigns and (iii) be governed by the internal laws of the State of Illinois. The undersigned hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Illinois state court sitting in Chicago in any action or proceeding arising out of or relating to this Guaranty, and the undersigned hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. THE UNDERSIGNED HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING HEREUNDER.

                                        ADMINISTAFF, INC. (F/K/A
                                        ADMINISTAFF OF DELAWARE, INC.)


                                        By: ____________________________

                                        Title:___________________________

Chicago, Illinois
______ __, 199_

Address:  ______________
          ______________

                                  EXHIBIT "G"

                               SUBORDINATED NOTE


$___________________                                          __________, 199_


         FOR VALUE RECEIVED, Administaff of Texas, Inc. (f/k/a Administaff, Inc.), a Texas corporation (the Company"), hereby promises to pay to the order of Administaff, Inc. (f/k/a Administaff of Delaware, Inc.), a Delaware corporation ("Holder"), on the dates and in the manner set forth below, the principal amount of ___________ Dollars ($________) (the "Principal Amount"), with interest from _____________ on the balance thereof remaining unpaid from time to time at the rate per annum equal to __________.

         This Note shall be due and payable as follows:

         [Describe Payment Schedule for Interest]

         [Describe Payment Schedule for Principal]

         This Note evidences some or all of the Holdings Subordinated Debt referred to in the Credit Agreement (as defined in Section 1 below), and each holder of this Note, by its acceptance hereof, agrees to the following additional terms and conditions:

         1. Definitions. As used in this Note, the following terms shall mean:

               1.1. "Credit Agreement" -- The Credit Agreement dated as of October 16, 1995 by and between The First National Bank of Chicago ("First Chicago"), as agent to a group of lenders (such lenders, including First Chicago, are referred to herein, as the "Lenders" or the "holders of Senior Debt") and the Company.

               1.2. "Senior Debt" -- The aggregate of (i) the Company's indebtedness to the Lenders incurred in connection with the transactions governed by the Credit Agreement, but in no event to exceed a principal balance of $10,000,000, (ii) any and all refinancings, renewals and extensions thereof and (iii) all interest and other fees, costs, charges and expenses of any and every nature whatsoever (including without limitation legal fees) from time to time payable by the Company pursuant to the terms of the Credit Agreement.

         2. Method of Payment. All payments due under this Note shall be paid to Holder at _________________, Attn: _____________ or such other address or in such other manner as Holder designates to the Company.

         3.    Subordination.

               3.1. Agreement to Subordinate. Holder agrees that the indebtedness evidenced by this Note is subordinated in right of payment, to the extent and in the manner provided in this Section 3, to the prior payment of all Senior Debt and that such subordination is for the benefit of the holders of Senior Debt.

               3.2. Liquidation, Dissolution, Bankruptcy. Upon any payment or any distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

                      (a) the holders of Senior Debt shall be entitled to receive payments in full of the Senior Debt before Holder shall be entitled to receive any payment of Principal of or interest on this Note; and

                      (b) until the Senior debt is paid in full, any distribution to which Holder would be entitled but for this Section 3 shall be made to holders of Senior Debt as their interests may appear, except that Holder may receive shares of stock and other equity interests and any debt securities that are subordinated to Senior Debt to at least the same extent as this Note.

               3.3. Default on Senior Debt. The Company may not pay (or offset or direct Holder to offset) any payment of principal of or interest on this Note and may not repurchase, redeem or otherwise retire this Note (collectively, "pay this Note") if at such time (i) any Senior Debt has not been paid when due or (ii) any other default under the Credit Agreement has occurred with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) and the expiration of any applicable grace periods unless, in either case, the default has been cured or waived; provided, however, that the Company may pay this Note without regard to the foregoing if the Company receives written notice approving such payment from the holders of Senior Debt; provided, further, that the foregoing notwithstanding Holder may, in any event, receive shares of stock and other equity interests and any debt securities (which are subordinated to Senior Debt to at least the same extent as this Note) in payment of this Note.

               3.4.   Acceleration of Payment of Note.  If the maturity of this
Note is accelerated because of an Event of Default (as hereinafter defined), the Company and Holder shall promptly notify the holders of the Senior Debt (if any) of such acceleration. If any Senior Debt is then outstanding, the Company may not pay this Note until ten days after First Chicago, as agent for the holders of Senior Debt, receives such notice and thereafter the Company may pay this Note only if this Section 3 otherwise permits the payment at that time; provided, that the foregoing notwithstanding Holder may, in any event, receive shares of stock and other equity interests and any debt securities (which are subordinated to Senior Debt to at least the same extent as this Note) in payment of this Note.

               3.5. When Distribution Must be Paid Over. If a distribution is made to Holder that because of this Section 3 should not have been made to it, Holder shall hold such distribution in trust for the holders of Senior Debt and pay it over to them as instructed by the holders of Senior Debt.

               3.6. Subrogation. After all Senior Debt is paid in full and until Holder is paid in full, Holder shall be subrogated to the rights of the holders of Senior debt to receive distributions applicable to Senior Debt. A distribution made under this Section 3 to the holders of Senior Debt that otherwise would have been made to Holder is not, as between the Company and Holder, a payment by the Company on Subordinated Debt.

               3.7. Relative Rights. This Section 3 defines the relative rights of Holder and the holders of Senior Debt. Nothing in this Note shall:

                      (a) impair, as between the Company and Holder, the obligation of the Company, which is absolute and unconditional, to pay all amounts due hereon, including principal and interest in accordance with the terms hereof; or

                      (b) prevent Holder from exercising its available remedies upon the occurrence of an Event of Default (hereinafter defined), subject to the rights of the holders of Senior Debt to receive in accordance with Section 3.2 hereof distributions otherwise payable to Holder.

               3.8. Subordination May Not be Impaired. No right of any holder of Senior Debt to enforce the subordination of the indebtedness evidenced hereby shall be impaired by any act or failure to act by the Company or by its failure to comply with this Note.

               3.9. Distribution or Notice to First Chicago. Whenever a distribution is to be made to the Lenders pursuant to Section 3.2 or 3.5 hereof or a notice given to the holders of Senior Debt pursuant to Section 3.4 hereof, the distribution may be made and the notice given to First Chicago as agent for the Lenders.

               3.10. Section 3 Not to Prevent Events of Default or Limit Right to Accelerate. The failure to make a payment pursuant to this Note by reason of any provision in this Section 3 shall not be construed as preventing the occurrence of an Event of Default (as defined in Section 4). Nothing in this
Section 3 (except, as between Holder and the holders of Senior Debt only, Holder's requirement to provide notice pursuant to Section 3.4) shall have any effect on the right of Holder to accelerate the maturity of this Note.

               3.11. Reliance by Holders of Senior Debt on Subordination Provisions. Holder, by accepting this Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance hereof, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of Senior debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

         4. Events of Default. The occurrence of any of the following events of default (individually, an "Event of Default" and, collectively, the "Events of Default") shall at the option of Holder make all sums of Principal and accrued but unpaid interest then remaining unpaid and all other amounts payable under this Note immediately due and payable, without demand, presentment, notice or protest, all of which hereby are expressly waived, anything herein or in any other agreement, contract, document or instrument contained to the contrary notwithstanding and, subject to the provisions of
Section 3 hereof, Holder may immediately, and without expiration of any additional period of grace, enforce payment of all liabilities of the Company under this Note and exercise any other right available to it, at law or in equity, all of which rights and powers may be exercised cumulatively and not alternatively:

               4.1. Nonpayment of principal hereunder when due, or nonpayment of interest hereunder or of any fee or other obligations hereunder within five days after the same becomes due.

               4.2. The Company or any of its Subsidiaries (as defined in the Credit Agreement) shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion (as defined in the Credit Agreement) of its property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 4.2 or (vi) fail to contest in good faith any appointment or proceeding described in Section 4.3 prior to the last day on which the filing of a response thereto is required to be made under applicable law.

               4.3. Without the application, approval or consent of the Company or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any part of its property which constitutes a Substantial Portion (as defined in the Credit Agreement), or a proceeding described in
Section 4.2(iv) shall be instituted against the Company or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

               4.4. The occurrence of any default on the Senior Debt pursuant to which the maturity of the Senior Debt is accelerated in accordance with its terms.

         5.    Miscellaneous.

               5.1. Failure or Indulgency Not Waiver. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any one or more of such failures or delays constitute a course of performance or dealing on which the Company is entitled to rely, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available. The Company hereby consents to renewals and extensions of the time of payment hereof, whether prior to or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and every other notice of every kind.

               5.2. Cost of Collection. If any default is made in the payment of Principal or interest under this Note, the Company shall pay Holder hereof all costs incurred by Holder in the enforcement of its rights hereunder, including without limitation costs of collection, reasonable attorneys' and accountants' fees and costs of appeals.

               5.3. Governing Law. This Note shall be governed by the laws of the State of Illinois.

               5.4.   Severability.   In case any right of Holder herein shall
be held to be invalid, illegal or unenforceable, such invalidity, illegality and/or unenforceability shall not affect any other right granted hereby.

               5.5. Further Assurance. At any time or from time to time upon the request of Holder, the Company will execute and deliver such further documents and do such other acts and things as Holder may reasonably request in order fully to effectuate the purposes of this Note and to provide for the payment of the Principal and interest due.

               5.6.   Replacement of Note.   Upon receipt of evidence
reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Note and (in the case of loss, theft or destruction) upon delivery of an unsecured indemnity agreement reasonably satisfactory to the Company or (in the case of mutilation) upon surrender and cancellation of the mutilated Note, the Company will execute and deliver, in lieu thereof, a new Note of like tenor.

               5.7. Successors. All the covenants and agreements contained in this Note shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors and assigns.

               5.8.   Headings.    The section headings in this Note are
inserted for purposes of convenience only and shall have no substantive effect.

               5.9. Usury Savings. It is the intent of the Company and the Holder to contract in strict compliance with all applicable usury laws from time to time in effect. In furtherance thereof, the Holder and the Company hereby stipulate and agree that no term or provision contained in this Note or any other document or instrument now or hereafter executed in connection herewith shall ever create (or ever be construed to create) a contract to pay for the use, forbearance or detention of money interest at a rate in excess of the maximum nonusurious rate of interest which Holder is permitted to contract for, charge or receive under applicable law, and as to which the Company could not successfully assert a claim or defense of usury (the "Highest Lawful Rate"), and that for purposes hereof "interest" shall include the aggregate of interest and all charges which constitute interest under applicable law that are contracted for, reserved, taken, charged or received under or in connection with this Note. In the event that the maturity of this Note is accelerated by reason of any election of the Holder resulting from the occurrence of an Event of Default or otherwise, or in the event of any prepayment, then such consideration that constitutes interest may never include more than the maximum nonusurious amount permitted by applicable law, and excess interest, if any, provided for in or in connection with this Note shall be cancelled automatically as of the date of such acceleration or prepayment, and, if theretofore paid, shall be credited on the principal balance hereof and the balance thereof, if any, refunded to the Company. In the event Holder shall collect, charge contract for or receive moneys which are interest (and/or are deemed to constitute interest) at a rate in excess of the Highest Lawful Rate, all such sums in excess of the Highest lawful Rate shall be immediately credited against the outstanding principal balance of this Note, and the balance thereof, if any, returned to the Company upon such determination. All calculations of the rate of interest contracted for, charged or received under this Note or under or in connection herewith or otherwise that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating and spreading in equal parts during the period of the full stated term of this Note all interest at any time contracted for, charged, collected or received by Holder in connection herewith. The provisions of this paragraph shall control over all provisions of this Note and any other document, instrument or other agreement now or hereafter executed in connection herewith which may be in apparent conflict herewith.

         IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the ____ day of _________, 199_.


                                        ADMINISTAFF OF TEXAS, INC.
                                        (F/K/A ADMINISTAFRF, INC.)

                                        By:_____________________________________


                                        Title:__________________________________
                                                19001 Crescent Springs Drive
                                                Kingwood, Texas  77339-3802

                                  SCHEDULE "1"

                                  PERCENTAGES


         Name                                           Percentage
         ----                                           ----------

The First National Bank of Chicago                         100%

                                  SCHEDULE "2"

                       SUBSIDIARIES AND OTHER INVESTMENTS
                          (See Sections 6.8 and 7.16)

                                  SUBSIDIARIES

Investment            Owned                  Amount of            Percent         Jurisdiction of
     In               By                     Investment           Ownership        Organization
---------------       ---------              ----------          ---------        ----------------
Administaff of        Borrower                                       100%             Florida
Florida, Inc.

Administaff of        Borrower                                       100%             Texas
Texas, Inc. *

Administaff of        Borrower                                       100%             Delaware
Delaware, Inc.*

                                  INVESTMENTS

Investment                         Owned                    Amount of
    In                             By                      Investment
-----------                        ---------               ----------
Note from Richard G.               Borrower                $694,000
  Rawson

Note from Jerald L.                Borrower                $141,360
  Broussard

Fort Worth Independent
School District Bonds, par
value $670,000, maturing
8-15-2005, interest payable
semi-annually @ 7%                 Borrower                $688,255

City of Tucson, Arizona
Bonds, par value $30,000,
maturing 7-1-2010, interest
payable semi-annually @ 7.8%       Borrower                $ 30,458

*  Until the Merger.

                                  SCHEDULE "3"

                             INDEBTEDNESS AND LIENS
                       (See Sections 6.14, 7.11 and 7.17)

Indebtedness:         (1)          $4.0 million of 13% Subordinated Notes held
                                   by the Board of Trustees of the Texas Growth
                                   Fund, as Trustee for the Texas Growth
                                   Fund-1991 Trust.

                      (2) $610,000 note payable to Texas Commerce Bank, National Association; $509,000 outstanding balance as of June 30, 1995.

                      (3) $350,000 note payable to Texas Commerce Bank, National Association; $213,000 outstanding balance as of June 30, 1995.

                      (4) Mortgage note payable to Friendswood Development Company; $105,000 outstanding balance as of June 30, 1995.

                      (5) Mortgage note payable to Resolution Trust Corporation, Receiver for Continental Savings, $115,000 outstanding balance as of June 30, 1995.

Liens:                (1)          Deed of Trust dated 12/15/94 from
                                   Administaff, Inc. for the benefit of
                                   Friendswood Development Company.

                      (2) Deed of Trust with Security Agreement and Assignment of Rental, dated June 15, 1993, from Administaff, Inc. for the benefit of Resolution Trust Corporation, Receiver for Continental Savings.

                      (3) Deed of Trust and Security Agreement from Administaff, Inc. for the benefit of New First City, Texas - Houston, N.A., effective 12/31/92, as extended and modified by Extension and Modification Agreements dated 12/31/93 and 6/30/94 between Administaff, Inc., Texas Commerce Bank National Association and certain guarantors.

                                  SCHEDULE "4"

                             AFFILIATE TRANSACTIONS
                               (See Section 7.19)

(1) Transactions with Pyramid Ventures, Inc. ("PVI") or the Board of Trustees of the Texas Growth Fund, as Trustee for the Texas Growth Fund-1991 Trust ("TGF"), pursuant to or in connection with the Securities Purchase Agreement between Borrower and TGF, the Stock Purchase Agreement between Borrower and PVI, the Common Stock Warrant, as amended, between Borrower and TGF, the Investor Agreement, as amended, among Borrower, TGF and PVI, the Stock Option Agreement among Borrower, TGF, PVI and certain shareholders of Borrower, and the Registration Rights Agreement, as amended among Borrower, PVI and TGF, dated May 13, 1994.

(2)      $694,000 loan from Borrower to Richard G. Rawson, extended June 22,
         1995.

(3) $141,360 loan from Borrower to Jerald L. Broussard, extended September 4, 1995.

[(4)     $93,000 account receivable to Borrower from TBC Orthopedics, Inc.]

                                  SCHEDULE "5"

                                   LITIGATION
        (See definitions of "IRS Audit" and "Market Segment Study Group"
                           and Sections 6.7 and 6.12)

         A. IRS Audit and Market Study. The IRS is currently auditing the Borrower's 401 (k) Plan for the 1993 plan year. The Borrower believes that, among other issues, the IRS is examining the relationship between the Borrower and its worksite employees (including owners of client companies) under the Code provisions applicable to employee benefit plans. In addition, the IRS has established a Market Segment Study Group on Employee Leasing for the stated purpose of examining whether Professional Employer Organizations ("PEOs"), such as the Borrower, are the employers of worksite employees under Code provisions applicable to employee benefit plans and consequently able to offer to worksite employees benefit plans that qualify for favorable tax treatment. The Market Segment Study Group is also examining whether client company owners are employees of PEOs under Code provisions applicable to employee benefit plans. The Borrower is unable to predict the timing of the conclusions to be reached by the IRS in the 1993 audit or of the findings of the Market Segment Study Group and the ultimate outcome of such conclusions or findings. If either process were to conclude that a PEO is not an employer of its worksite employees for plan purposes, however, such conclusions or findings could have a material adverse impact on the Borrower's financial condition or results of operations. If such a conclusion were reached, worksite employees could not continue to make contributions to the 401 (k) Plan or pursuant to the cafeteria plan. The Borrower believes that, although unfavorable to the Borrower, a prospective application by the IRS of an adverse conclusion would not have a material adverse effect on its financial position or results of operations. If such conclusion were applied retroactively, employees' vested account balances would become taxable immediately, the client company would lose its tax deduction to the extent its matching contributions were not vested, and the plan trust would become a taxable trust. In such a scenario, the Borrower would face the risk of client dissatisfaction as well as potential litigation. A retroactive application by the IRS of an adverse conclusion could have a material adverse effect on the Borrower's financial position or results of operations. While Administaff believes that a retroactive disqualification is unlikely, there can be no assurance as to the ultimate resolution of these issues.

         A definitive judicial interpretation of "employer" in the context of a PEO or employee leasing arrangement has not been established. If the Borrower were found not to be an employer for ERISA purposes, its plans would not comply with ERISA and the level of services the Borrower could offer may be materially adversely affected. Further, as a result of such finding, the Borrower and its plans would not enjoy the preemption of state laws provided by ERISA and could be subject to varying state laws and regulations, as well as to claims based upon state common laws.

         B. Other Matters. The matters set forth in Items 1-3, both inclusive, below (and the attachment referred to in said Item 3) are disclosed without regard to whether the same are reasonably expected to have a Material Adverse Effect and are not intended as an agreement by the Borrower that any of such matters could reasonably be expected to have a Material Adverse Effect if determined adversely to Borrower.

(1) TEXAS SALES TAX. The Texas Tax Code (the "Texas Code") provides that certain enumerated services are subject to state sales tax. There are 15 of such taxable services, but those which are performed by an employee for his employer are excluded from taxation. Although the Texas Comptroller of Public Accounts (the "Comptroller") has consistently taken the position that where worksite employees of a PEO were performed taxable services, the PEO is providing taxable services and it should collect and remit sales tax for such services, the Comptroller has never levied a sales tax on the Borrower. In addition, the Comptroller has conceded that an invoice sent to a client company would be taxable only if taxable services constitute more than 5% of the total invoice amount, and then only to the extent such invoice relates to the enumerated taxable services.

(2) PROSOFT, INC., V. TECHNOLOGY & BUSINESS CONSULTANTS, INC., & ADMINISTAFF, INC.; Cause No. 93-14114; In the 261st Judicial District Court of Travis County, Texas. This lawsuit was filed November 19, 1993 by a joint venture partner of Technology & Business Consultants, Inc., a client company and a company owned by a part owner of Administaff, Inc., asserting breach of contract and DTPA actions against Technology & Business Consultants, Inc., and Administaff, Inc. Administaff, Inc. filed a counterclaim against Plaintiff and a third-party action against Grentek, Inc., an alleged third party beneficiary of the joint venture contract. Administaff, Inc.'s position is that as it was not a party to the joint venture contract, it had no control over any action of Technology & Business Consultants, Inc. Trial is set for October 30, 1995. Administaff is providing a defense to Technology & Business Consultants, Inc., for this claim. At this time, Administaff, Inc. is unable to estimate the amount of its potential liability, if any.

(3) LITIGATION IN THE ORDINARY COURSE OF BUSINESS. As a professional employer, the Borrower is routinely named and threatened to be named, along with its client companies, in employment-related actions and proceedings. The Borrower views such litigation as part of its ordinary business and maintains insurance for many such potential liabilities. Attachments I, II and III hereto (collectively, the "Attachments") describe, respectively, (i) Pending Litigation, (ii) Discrimination and Other Employment Related Charges and Complaints and
         (iii) Threatened Litigation. (Note: The Borrower is referred to as Administaff, Inc. or Administaff in Attachment I.)